As filed with the Securities and Exchange Commission on September 16, 1996
                                                       Registration No. 33-90862
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------
                               AMENDMENT NO. 3 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                    ---------
                         SHIPHOLDING INTERNATIONAL, INC.
               (Exact name of Company as specified in its charter)

      DELAWARE                         4412                      76-0468195
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
      of incorporation         Classification Code Number)   Identification No.)
      or organization)

                         4550 Post Oak Place, Suite 140
                              Houston, Texas 77027
                                 (713) 963-9889
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Mr. David E. Harrington, Jr.
                         Shipholding International, Inc.
                         4550 Post Oak Place, Suite 140
                              Houston, Texas 77027
                                 (713) 963-9889
                (Name, Address, including zip code, and telephone
               number, including area code, of agent for service)
                                 --------------
                                   Copies to:
            Jack H. Halperin, Esq.               Lester Morse, Esq.
            711 Third Avenue, Suite 1505         Lester Morse, P.C.
            New York, New York  10017            111 Great Neck Road
                                                 Great Neck, New York 11021
                                 --------------
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: as soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

                               -------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                                   Proposed       Proposed           Amount
Title of each                 Amount to            offering       aggregate          of regis-
class of securities           be                   price          offering           tration
to be registered              registered           per share      price              fee
- -------------------           ----------           ---------      ---------          ---------
Units, each
consisting of one
share of Common
Stock, par value .001
per share, one Series
A Common Stock,
Purchase Warrant and
one Series B Common
Stock Purchase
Warrant ...............        1,180,000           $    8.50      $10,030,000        $3,458.34

Common Stock, par value
$.001 per share .......        1,180,000

Series A, Common Stock
Purchase Warrants(1) ..        1,180,000

Series B, Common Stock
Purchase Warrants(2) ..        1,180,000

Common Stock,
par value .001
per share .............          590,000(3)        $   10.00      $ 5,900,000        $2,034.32

Shares of Common
Stock, par value
 .001 per share ........          295,000(4)        $   12.00      $ 3,540,000        $1,220.59

Unit Purchase
Warrants ..............          118,000           $  14.025      $    14.025        $    0.00

Unit Purchase
Warrant Units(5);
consisting of
one share of

                                                     ii

Common Stock,
one Series A
Warrant and
one Series B
Warrant ...............          118,000           $  14.025      $ 1,654,950        $  570.62

Common Stock,
par value $.001
per share .............           59,000(6)        $   10.00      $   590,000        $  203.42

Common Stock,
par value $.001
per share .............           29,500(7)        $   12.00      $   354,000        $  122.05

Common Stock,
par value $.001
per share .............           96,000(8)        $    8.50      $   816,000        $  281.35
                                                                                     ---------
                                                                                     $7,890.69

(1) Two of these warrants entitle the holder to purchase one share of Common Stock for $10.00.

(2) Four of these warrants entitle the holder to purchase one share of Common Stock for $12.00.

(3) These shares are issuable upon the exercise of the Series A Warrants included in the Units, including those issuable from the Underwriters over-allotment option.

(4) These shares are issuable upon the exercise of the Series B Warrants included in the Units, including those issuable from the Underwriters over-allotment option.

(5) These Units will be issued to the Underwriter upon completion of the offering.

(6) These shares are issuable upon the exercise of the Series A Warrants included in the Units described in note (5).

(7) These shares are issuable upon the exercise of the Series B Warrants included in the Units described in note (5).

(8) These shares are held by Chemitank, S.A. and may be sold at the rate of 11,000 per month, cumulative, commencing three months after the effective date of this registration statement.

================================================================================
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE

                                       iii

REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                       iv

                         SHIPHOLDING INTERNATIONAL, INC.
                              CROSS-REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K
           Referencing Items in Part I of Form S-1 to the Prospectus

    ITEM NUMBER AND CAPTION                 PROSPECTUS CAPTION OR PAGE
    -----------------------                 --------------------------
1.  Forepart of the Registration State-     Facing Page of Registration Statement;
    ment and Outside Front Cover Page       Outside Front Cover Page of Prospectus
    of Prospectus.......................

2.  Inside Front and Outside Back           Inside Front
    Cover Pages of Prospectus...........

3.  Summary Information, Risk Factors       Prospectus Summary; Risk Factors
    and Ratio of Earnings to Fixed
    Charges.............................

4.  Use of Proceeds.....................    Prospectus Summary; Use of Proceeds

5.  Determination of Offering Price.....    Outside Front Cover Page of Prospectus;
                                            Risk Factors; Underwriting

6.  Dilution............................    Dilution; Risk Factors

7.  Selling Security Holders............    N/A

8.  Plan of Distribution................    Outside Front Cover Page of Prospectus;

9.  Description of Securities to be         Outside Front Cover Page of Prospectus;
    Registered..........................    Prospectus Summary; Description of Capi-
                                            tal Stock; Underwriting

10. Interests of Named Experts and
    Counsel.............................    Legal Matters; Experts

11. Information with respect to the
    Registrant..........................    Outside Front Cover Page of Prospectus;
                                            Inside Front Cover Page of Prospectus;
                                            ProspectusSummary; Risk Factors; Use of
                                            Proceeds; Dividend Policy; Capitalization;
                                            Selected Financial Data;Business;
                                            Management; Principal Stockholders;
                                            Description of Capital Stock;
                                            Financial Statements

12. Disclosure of Commission Position       N/A
    on Indemnification for Securities
    Act Liabilities.....................

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 1996

                                 1,180,000 UNITS

   EACH UNIT CONSISTS OF ONE SHARE OF COMMON STOCK, ONE SERIES A COMMON STOCK
        PURCHASE WARRANT AND ONE SERIES B COMMON STOCK PURCHASE WARRANT.

                         SHIPHOLDING INTERNATIONAL, INC.

                                  COMMON STOCK

                              --------------------

      Shipholding International, Inc. ("SII") is offering a maximum of 1,180,000 Units (the "Units") on a "best efforts, all or none" basis as to the first 706,000 Units and on a "best efforts" basis as to the remaining 474,000 Units.

      This prospectus also relates to 96,000 shares of SII Common Stock (the "Shares") owned by Chemitank, S.A. (the "Selling Stockholder"). The Shares may be sold in market transactions or in negotiated sales by the Selling Stockholder at the rate of 11,000 shares per month, cumulative, commencing three months after the date of this prospectus. The proceeds of such sales will go to the Selling Stockholder.

      For each two Series A Common Stock Purchase Warrants the holder may purchase one share of the Company's Common Stock for $10.00. For each four series B Common Stock Purchase Warrants the holder may purchase one share of the Company's Common Stock for $12.00. Series A Warrants expire three years from the date of the prospectus. Series B Warrants expire five years from the date of the prospectus. There are no provisions for extending the exercise period of the Warrants.

      The initial public offering price of the Units will be $8.50 per Unit. Prior to this Offering, there has been no public market for the Company's securities and the Company was not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The offering price of the Units has been determined by negotiation between the Company and R M Stark & Co. Inc., (the "Underwriter") and will not necessarily be related to the Company's asset value, net worth, earnings potential or other established criteria of value. See "UNDERWRITING" AND "RISK FACTORS" for information relating to the factors considered in determining the initial public offering price.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                         Price to Public      Underwriting          Proceeds to
                                               Discount(1)           Company(2)
- --------------------------------------------------------------------------------
Per Unit                     $8.50                 $0.85                $7.65
- --------------------------------------------------------------------------------
Total (Minimum)           $6,001,000            $6,001,000           $5,400,400
- --------------------------------------------------------------------------------
Total (Maximum)           $10,030,000           $1,003,000           $9,027,000
================================================================================

(1) Does not include additional compensation to be received by the Underwriter in the form of (i) a non-accountable expense allowance of $180,030 if the minimum offering is completed and $300,900 if the maximum offering is completed; and (ii) a warrant to purchase up to 118,000 Units at $14.02 per Unit, exercisable over a period of five years commencing from the date of this Prospectus (the "Underwriter's Warrant"). In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933. See "UNDERWRITING."

(2) Before deducting estimated expenses of the Offering of approximately $480,000 (approximately $0.68 per Unit) if the minimum Offering is completed and (ii) approximately $601,000 (approximately $0.51 per Unit) if the maximum Offering is completed, including legal and accounting fees, printing expenses and the Underwriter's non-accountable expense allowance, all of which will be payable by the Company.

                                -----------------

      The Units are offered on a "best efforts, 706,000 Units or none basis" by the Underwriter when, as and if delivered to and accepted by the Underwriter, subject to prior sale, withdrawal or cancellation of the offer without notice, and subject to the right of the Underwriter to reject any order in whole or in part. Payments for the Units should be made to Continental Stock Transfer & Trust Company, Escrow Agent for Shipholding International, Inc. The offering period is 60 days from the effective date, subject to extension for an additional period of sixty days.

                               -----------------

                            R.M. Stark & Co., Inc.
                THE DATE OF THIS PROSPECTUS IS __________, 1996

                                      2

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, COMMON STOCK, OR WARRANTS CONTAINED THEREIN AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  ------------

      The Company will become subject to the reporting requirements of the Exchange Act with the effectiveness of the registration statement on Form S-1 of which this Prospectus is a part. Pursuant to such requirements, the Company intends to distribute to its shareholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                                      3

                              PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, "COMPANY" REFERS TO SHIPHOLDING INTERNATIONAL, INC. SHARE NUMBERS HAVE BEEN ADJUSTED TO REFLECT A 1,275 FOR 1 STOCK SPLIT AUTHORIZED IN FEBRUARY 1996. AN INVESTMENT IN THE UNITS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

THE COMPANY

      Shipholding International, Inc. ("SII" or the "Company"), a Delaware corporation headquartered in Houston, Texas, intends to engage in the ownership and charter of ocean-going vessels. SII will acquire various type vessels through direct purchase and subsequently charter these vessels. Alternatively, SII may charter vessels with the proceeds of the Offering in order to commence operations.

      Management forecasts an initial fleet investment of up to 2 vessels within the first year of operations. The preferred schedule of purchase is expected to commence with an "en-bloc" acquisition of two ships complemented by a mid-operating year addition of a single vessel. Management considers the type of vessel most suitable to accommodate this schedule to be the medium or "handysize" (16,000 up to 50,000 Dead Weight Tonnage ("DWT")) "Dry Bulk Carrier". Dry Bulk Carrier is an industry term referring to a general cargo type vessel. This versatile class of carrier possesses the capability of handling, transporting and discharging a wide assortment of general cargo. That cargo may include dry bulk and bagged cargo, refrigerated or "reefer" cargo, containers, autos, equipment or machinery.

      For initial market entry purposes, Management has targeted the "handy size" Dry Bulk class of carrier built between 1975 and 1985. This type and age vessel is considered to provide the most stable earnings potential and related asset value over the next three to five years based on current market activity and vessel flexibility for the market conditions (which dictate earning capability, value and potential future asset appreciation) as forecast by Management. Other type vessels, including Liquid Bulk Carriers, may be targeted by Management if market conditions support such a purchase and the scenario for investment reflects that of the present "handy size" dry bulk market.

      The Company has not targeted any specific vessel for acquisition and no letters of commitment have been executed. No financing arrangements have been made by the Company for vessel acquisitions. No contracts have been entered into by the Company for chartering, crew management, or maintenance of vessels.

                                        4

THE OFFERING

Securities Offered................  706,000 Units on a best efforts, all or none basis, consisting of 706,000 shares of
                                    Common Stock, 706,000 Series A Common Stock
                                    Purchase Warrants and 706,000 Series B
                                    Common Stock Purchase Warrants. An
                                    additional 474,000 Units, consisting of
                                    474,000 shares of Common Stock, 474,000
                                    Series A Common Stock Purchase Warrants

Common Stock outstanding prior to
  the Offering....................  1,400,000 shares(1)

Common Stock to be outstanding
  after the minimum Offering......  2,106,000 shares(1)(2)

Common Stock to be outstanding
  after the maximum offering......  2,580,000 shares(1)(2)

Net proceeds of the minimum
  Offering........................  $4,945,000(3)

Net proceeds of the maximum
  Offering........................  $8,451,000(3)

Use of proceeds...................  To fund acquisition of vessels and working capital.  See "USE OF PROCEEDS."

Proposed NASDAQ trading
  symbols of Common Stock.........  (4)
- --------------------
(1) Does not include 200,000 shares of Common Stock reserved for issuance upon the exercise of employee stock options which may be granted. See "EXECUTIVE COMPENSATION."

(2) Does not give effect to (i) 653,050 shares of common stock issuable upon exercise of the Series A and Series B Warrants, Underwriter's Warrant, and the underlying Warrants if the minimum offering is completed and (ii) 1,091,500 shares of common stock issuable upon exercise of the Series A and Series B Warrants, Underwriter's Warrant, and the underlying Warrants if the maximum offering is completed. See "UNDERWRITING."

(3) Assumes an initial public offering price of $8.50 per Unit and an underwriting discount and other estimated Offering expenses of approximately $1,056,000 assuming the minimum offering is completed and $1,579,000 if the maximum offering is completed, including the Underwriter's non-accountable expense allowance.

(4) The use of a trading symbol does not imply that an active market will exist or develop for the Company's securities subsequent to this Offering. The Company intends to file an application for listing on NASDAQ prior to the effective date of the registration

                                      5

      statement of which this prospectus is part.

                                 RISK FACTORS

      INVESTMENT IN THE UNITS INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION PRESENTED UNDER THE CAPTIONS "RISK FACTORS" AND "DILUTION" IN THIS PROSPECTUS, INCLUDING AMONG OTHERS, RISK RELATED TO THE COMPANY'S LACK OF OPERATING HISTORY, THE TYPE OF BUSINESS IN WHICH THE COMPANY IS INVOLVED, COMPETITION, DEPENDENCE ON KEY PERSONNEL AND THE UNDERWRITER'S INFLUENCE ON THE MARKET.

SUMMARY CONSOLIDATED FINANCIAL DATA

      The following sets forth summary consolidated financial data as of the date indicated. The following summary consolidated financial data were derived from and should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus.

                                                    AS OF JUNE 30, 1996
================================================================================
                            ACTUAL              AS ADJUSTED         AS ADJUSTED
                                                MIMIMUM(1)           MAXIMUM(2)
================================================================================
BALANCE SHEET DATA:
- --------------------------------------------------------------------------------
Total Assets               $308,779             $5,403,986           $8,909,216
- --------------------------------------------------------------------------------
Working Capital           ($132,827)            $4,498,043           $8,003,273
- --------------------------------------------------------------------------------
Current Liabilities,
including current
portion of long term       $278,949              $743,949             $743,949
debt
- --------------------------------------------------------------------------------
Long-term debt,
less current portion         -----                 -----                -----
- --------------------------------------------------------------------------------
Shareholders' equity        $29,830             $4,660,037           $8,165,267
================================================================================
- ----------------
(1) Adjusted to reflect the net proceeds of 706,000 shares offered hereby at a price of $8.50 per share. See "USE OF PROCEEDS".

                                      6

(2) Adjusted to reflect the net proceeds from the sale of 1,180,000 shares offered hereby at a price of $8.50 per share. See "USE OF PROCEEDS".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      During the period from inception, March 6, 1995 to June 30, 1996, the activities of the Company consisted of general and administrative type activities related to the anticipated offering of the Company's securities to the public. The loss from operations and deficit accumulated during the development stage for this period of $837,202 relates to the management expenses, interest on borowed funds and depreciation expense on office furniture and equipment during this period. Since the Company has yet to commence operations, there were no operating revenues generated to offset these administrative costs.

      Since the Company's inception, its capital requirements have been advanced by related entities. As of June 30, 1996, a substantial portion of the amounts so advanced, approximately $837,200, have been converted to equity by such related parties. It is anticipated that any additional funds required by the Company until the time it successfully completes its public offering, will be provided by such related parties and will be repayable out of offering proceeds or future revenues to be generated.

                                      7

                                 RISK FACTORS

      AN INVESTMENT IN THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

START-UP COMPANY

      The Company is a start-up enterprise which has experienced losses. As a new company the Company is more susceptible to all the risks discussed below. While management of the Company does have experience in the business to be conducted, there is no assurance that the Company will be successful or profitable. There may be a delay in finalizing the purchase of the vessels that the Company intends to purchase.

HIGHLY CYCLICAL NATURE OF THE SHIPPING INDUSTRY

      The Company intends to be an independent shipping company specializing in the acquisition, operation, employment and sale of ocean going vessels. The shipping industry has been highly cyclical, experiencing volatility in profitability and vessel values resulting from changes in the supply of and demand for shipping capacity. The demand for ships is influenced by global and regional economic conditions, developments in international trade, changes in seaborne and other transportation patterns, weather patterns, crop yields, armed conflicts, port congestion, canal closures, embargoes and strikes, among other factors. Demand for dry bulk commodities, crude oil and oil products is affected by, among other things, general economic conditions, commodity prices, environmental concerns, weather and competition from alternatives to coal and oil. The supply of shipping capacity is a function of the delivery of new vessels and the number of older vessels scrapped, in lay-up, converted to other uses, reactivated or lost. Such supply may be affected by regulation of maritime transportation practices by governmental and international authorities. Many of the factors influencing the supply of and demand for vessel capacity are outside the control of the Company, and the nature, timing and degree of changes in industry conditions are unpredictable.

POSSIBLE UNAVAILABILITY OF PERIOD TIME CHARTERS AT ATTRACTIVE RATES

      The Company intends to book two to five year time period charters for the vessels that it acquires. There can be no assurance that the Company will be able to enter into period time charters for periods and at rates of hire that are advantageous. In the event that period time charters on terms acceptable to the Company are not available for the Company's vessels, the Company may employ the vessels on the spot market. Charter rates on the spot market are subject to greater fluctuation than period time charter rates.

FLUCTUATIONS IN VESSEL VALUES

      The market value of the Company's vessels can be expected to fluctuate largely in relation to existing and anticipated charter rates as well as general economic and market conditions. See "Business--The Dry Bulk Shipping Market." Furthermore, as vessels grow

                                      8

older they can generally be expected to suffer significant declines in value. If the value of the Company's vessels were to decline, it might be more costly for the Company to refinance debt relating to such vessels, which could have an adverse effect on the Company's liquidity.

RISKS ASSOCIATED WITH THE PURCHASE OF VESSELS

      Sellers of secondhand vessels typically provide limited warranties with respect to the condition of the vessel in comparison to the warranties available for a newly built vessel. In addition, the Company's inspections of secondhand vessels prior to purchase would not normally provide the Company with the same knowledge about the condition of the vessel that the Company would have if the vessel had been built for or operated by the Company. There can be no assurance that the purchase of secondhand vessels will not result in higher than anticipated operating expenditures, including repair costs.

      The Company's initial business strategy is based primarily upon the acquisition of a handysize dry bulk carrier fleet. There can be no assurance that vessels meeting the Company's size and quality requirements will be available at prices acceptable to the Company.

POSSIBLE UNAVAILABILITY OF FINANCING

      Implementation of the Company's business plan requires that the Company be able to obtain debt financing for a portion of the purchase price of the vessels that it intends to acquire. If that financing is unavailable the Company will have to seek other sources of financing. There is no assurance that any such financing will be available to the Company. The unavailability of such financing would have a material adverse effect upon the Company and prevent implementation of the Company's Business Plan.

SUBSTANTIAL DEBT SERVICE REQUIREMENTS

      The Company will have substantial debt service requirements arising from the ship's mortgages that will provide a portion of the financing for its vessels. During the first year of operations, assuming the completion of the mimimum Offering and the application of the proceeds therefrom, the Company expects to have outstanding debt obligations in the amount of approximately $
9.4 million, due over an expected period of 5 years. This assumes the acquisition of two vessels for a total purchase price of $ 14.4 million. If the Company does not generate sufficient cash flow to make payments of interest and principal on its indebtedness, it will be required to refinance all or a portion of its indebtedness, dispose of assets or seek additional financing. Since substantially all of the Company's assets will be pledged to secure its indebtedness, the Company's ability to refinance or seek additional financing could be impaired, and there can be no assurance that the Company will be able to obtain such financing at all or on terms acceptable to the Company. Such financing may result in additional dilution to investors in this offering.

                                      9

RISKS ASSOCIATED WITH DEBT FINANCING

      The Company intends to use a substantial portion of the net proceeds of the Offering to fund initial down payments on the purchase of secondhand vessels. The purchase of secondhand vessels and the Company's other capital requirements will require funds substantially exceeding the net proceeds of the Offering. The Company intends to satisfy such requirements with bank financing; however, there can be no assurance that the Company will be successful in obtaining such financing. The Company estimates that a total of $ 23.4 million in debt financing will be incurred by the Company in the period ending five years after the effective date of the registration statement of which this prospectus is part if the minimum offering is completed.

      As a result of its reliance on debt financing, the Company is subject to the risks normally associated with debt financing, including the risks that the Company's cash flow from operations will be insufficient to meet required payments of principal and interest, that such debt will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the initial terms and that the Company's capital requirements, principally for vessel acquisitions, will not be able to be financed on favorable terms or at all. In recent years, lending institutions generally have tightened credit requirements for ship financing. In addition, since some or all of the new debt to be incurred by the Company may bear interest at floating rates, the Company is subject to the risk that its interest expense may increase if interest rates rise, which could adversely affect its results of operations.

ENVIRONMENTAL AND OTHER REGULATIONS

      The operations of the Company are affected by extensive and changing environmental protection laws and other regulations, compliance with which may entail significant expenses, including expenses for ship modifications and changes in operating procedures. The United States and certain other jurisdictions have adopted or proposed new regulatory requirements that could have an adverse effect on the Company. In particular, various legislation has been proposed that would, among other things, impose minimum wage requirements for foreign crew, impose restrictions on the use of foreign flagged vessels (such as those intended to be used by the Company) in United States trade and impose additional costs on operators of foreign-built vessels. The Company cannot predict whether any of such legislation will be enacted into law or the ultimate cost of complying with any legislation that is enacted. The United States Oil Pollution Act of 1990, as amended ("OPA 90"), provides for virtually unlimited liability for owners, operators and charterers of any vessel for certain oil pollution accidents in the United States.

RISK OF LOSS AND LIABILITY; INSURANCE

      The operation of any ocean-going vessel has an inherent risk of marine disaster, environmental mishaps, cargo and property losses or damage and business interruptions caused by mechanical failure, human error, political action in various countries, labor strikes, adverse weather conditions, loss of revenue during vessel off-hire periods and other circumstances or events. Any such circumstance or event could result in loss of revenues or increased costs.

      The Company expects to arrange for customary insurance against certain of these risks. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that the Company will be able to procure adequate insurance

                                      10

coverage at commercially reasonable rates in the future. In particular, stricter environmental regulations may result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage or pollution. See "Business--Environmental Regulation and Liability." Recently, insurance companies have increased premiums for most participants in the shipping industry. The Company's insurance will contain certain standard deductibles, limitations and exclusions, inlcuding limitations and exclusions with respect to certain losses arising from acts of war, terrorism, malicious acts, nuclear forces and willful misconduct or fraud. In addition, in the event that claims were asserted against the Company, its vessels could be subjected to arrest or other judicial process.

OPERATIONS OUTSIDE THE UNITED STATES; FOREIGN CURRENCY FLUCTUATION

      The Company's operations will be conducted worldwide, and may be affected by changing economic, political and social conditions in the countries where the Company is engaged in business or where the Company's vessels are registered or flagged. The Company's operations may be affected by war, expropriation of vessels, the imposition of taxes, increased regulation or other circumstances, and as a consequence of the Company's assets may be impaired or its operations may be curtailed.

      Although the Company's activities will be conducted worldwide, the international shipping industry's functional currency is the United States Dollar and virtually all of the Company's revenues and most of its operating expenses are expected to continue to be denominated in United States Dollars. However, a portion of the Company's total expenditures will be denominated in other currencies. In addition, demand for shipping services may be affected by the ability of shippers to pay United States Dollar denominated freight rates. Accordingly, the Company's operating results could be adversely affected by movements in currency exchange rates or the imposition of currency controls in the jurisdictions in which its vessels operate.

FUTURE CAPITAL NEEDS

      The Company expects that the net proceeds of this Offering and funds available to the Company from anticipated credit facilities, will be adequate to satisfy its currently projected capital requirements for at least 12 months after the Offering. The Company's future capital requirements will depend on many factors, including cash flow from operations, competing market developments and future expansion plans. To the extent that the funds generated by this Offering are insufficient to fund the Company's proposed activities, it may be necessary to raise additional funds through equity or debt financings. Any equity financings could result in dilution to the Company's then existing shareholders, and any financing, if available at all, may be on terms unfavorable to the Company. If adequate funds are not available, the Company may be required to curtail its activities significantly. See "USE OF PROCEEDS", "BUSINESS".

DISPUTE RESOLUTION

      Under the terms of the Hague Convention, many disputes between signatories to the Convention in the maritime industry are subject to international arbitration. Arbitration generally tends to reduce the cost of determining certain liabilities particularly between multiple international parties. Whenever feasible, Management intends to use arbitration for the settlement of disputes. Because precedent plays a less significant role in arbitration than in

                                      11

litigation, the outcome of arbitration is less predictable than in litigation or some other means of dispute settlement.

COMPETITION

      The business of owning and chartering vessels is highly competitive. The Company is in competition with local, regional, national and international firms. The Company will compete primarily on the basis of price. Many of the Company's competitors are larger and have greater financial, marketing and human resources and geographic coverage than the Company. There can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace. See "BUSINESS--Competition."

DEPENDENCE ON DAVID E. HARRINGTON, JR.

      The success of the Company is largely dependent on the skills, experience and efforts of its founder and Chief Executive Officer, David E. Harrington, Jr. The loss of the services of Mr. Harrington could have a material adverse effect on the Company's business and prospects. The Company will seek to obtain a key man life insurance policy on Mr. Harrington in which the Company will be named the beneficiary in the amount of $5,000,000. See "MANAGEMENT."

IMMEDIATE AND SUBSTANTIAL DILUTION

      The purchasers of the Units offered hereby will incur an immediate and substantial dilution in the value of their Common Stock. If the minimum Offering is completed the net tangible book value of the Common Stock after the Offering will be $ 2.21 per share as compared to the initial public offering price of $8.50. This dilution of $ 6.29 per share represents a percentage dilution of 74%. If the maximum Offering is completed the net tangible book value of the Common Stock after the Offering will be $3.16 per share compared to the initial public offering price of $8.50. This dilution of $5.34 per share represents a percentage dilution of 63%.

     Additional dilution to public investors may result to the extent that outstanding options, and the Underwriter's Warrant are exercised at a time when the net tangible book value per share of Common Stock exceeds the exercise price of such warrants and options or when the Company could receive a higher price for the sale of its Common Stock than the exercise price of such warrants and options. For a description of the number and exercise price of such warrants and options, see "DILUTION" and "DESCRIPTION OF SECURITIES."

CONTROL OF THE COMPANY

      Following this Offering, the Company's Chief Executive Officer will beneficially own approximately 66% of the outstanding shares of Common Stock if the mimimum Offering is completed and 54% if the maximum offering is completed. Since there are no cumulative voting rights provided for in the Company's Certificate of Incorporation, this person will likely be in a position to effectively control the election of the members of the Board of Directors and control most corporate actions, including the merger or sale of the Company, without the approval of the other shareholders. See "PRINCIPAL SHAREHOLDERS."

DETERMINATION OF OFFERING PRICE AND EXERCISE PRICES

                                      12

      The initial public offering price of the Units and the exercise prices of the Series A Warrants and the Series B Warrants have been determined by negotiations between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth, earnings potential or other established criteria of value. The initial public offering price should not, therefore, be considered to be an indication of the actual value of the Company. See "UNDERWRITING."

BEST EFFORTS OFFERING

      This Offering is being made on a best efforts, 706,000 Units all or none basis by the Underwriter. The Underwriter has no obligation to purchase any Units and there is no assurance that the minimum Offering will be completed. Also, investor's funds may be in escrow for an extended period before the Offering either expires or a closing is held.

LACK OF EXPERIENCE OF UNDERWRITER

      This is the first public offering in which the Underwriter is serving as Underwtier. The Underwriter's lack of experience may be detrimental to the Offering.

NO PRIOR MARKET; POSSIBLE VOLATILITY OF SHARE PRICE

      Prior to this Offering, there has been no public market for the Company's securities. Although the Company intends to apply to have the Common Stock approved for listing on the NASDAQ and the Underwriter has indicated that it intends to make a market in the Company's securities following this Offering after seeking approval from the NASD to do so, the Underwriter is not required to make such a market and there can be no assurance that an active public trading market for such securities will be developed or sustained. Accordingly, purchasers of the Units may experience substantial difficulty selling such securities and the price of such securities may be subject to volatility. Additionally, if the Underwriter should exercise its registration rights to effect the distribution of the Underwriter's Warrant or securities underlying the Underwriter's Warrant, the Underwriter, prior to and during such distribution, will be unable to make a market in the Company's securities. If the Underwriter ceases making a market, the market and market prices for such securities may be adversely affected and holders thereof may be unable to sell such securities. See "UNDERWRITING."

SALES PURSUANT TO RULE 144

      Upon the closing of this Offering, all of the shares of Common Stock outstanding prior to this Offering will be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). The holder of 1,275,000 of the shares of Common Stock now outstanding has agreed not to sell any of his shares of Common Stock for a period of two years after the date of this Prospectus without the prior written consent of the Underwriter. Chemitank, S.A., the holder of 125,000 shares, is registering 96,000 shares which may be sold at the rate of 11,000 shares per month, cumulative, commencing three months after the date of this Prospectus. At the end of that two-year period (or prior thereto with the consent of the Underwriter), these shares will be eligible for sale, subject to the holding period, volume limitations and other conditions imposed by Rule 144. Ordinarily, under Rule 144, a person holding restricted securities may sell in the market or directly with a market

                                      13

maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Future sales of such shares and sales of shares underlying outstanding options could have an adverse effect on the market price of the Common Stock. See "DESCRIPTION OF SECURITIES, "SHARES ELIGIBLE FOR FUTURE SALE," and "UNDERWRITING."

NO ANTICIPATED DIVIDENDS

      The Company has not paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business.

UNDERWRITER'S INFLUENCE ON THE MARKET

      A significant amount of securities offered hereby may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriter. Although it has no obligation to do so, the Underwriter intends to make a market in the Company's securities and may otherwise effect transactions in such securities. If it participates in the market, the Underwriter may exert a dominating influence on the market, if one develops for the securities described in this Prospectus. Such market-making activity may be discontinued at any time. The price and liquidity of the Common Stock and the Company's Series A Warrants and Series B Warrants may be significantly affected by the degree, if any, of the Underwriter's participation in such market. Such restrictions may adversely affect the price and liquidity of the Units, the Common Stock and the Warrants. Additionally, if the Underwriter should exercise its registration rights to effect the distribution of the securities underlying the Underwriter's Warrant, the Underwriter, prior to and during such distribution, will be unable to make a market in the Company's securities. If the Underwriter ceases making a market, the market and market prices for such securities may be adversely affected and holders thereof may be unable to sell such securities.
See "UNDERWRITING."

                                      14

                                USE OF PROCEEDS

      The net proceeds of the minimum Offering (after deducting underwriting discounts and related expenses to be paid from the proceeds) are estimated to be approximately $ 4.9 million and the net proceeds of the maximum Offering are estimated to be approximately $ 8.4 million.

      The Company intends to use a substantial portion of the net proceeds to acquire ocean going vessels in the manner described below. If the mimimum Offering is completed, it is anticipated that approximately 51% ($2.5 million) of the net proceeds will be used as required down payments on the vessels. It is Management's intent, however, to acquire one additional vessel during the first year of operations. If the maximum Offering is completed, it is anticipated that approximately 90% ($7.6 million) of the net proceeds will be used as required down payments on the vessels. The remaining net proceeds will be retained as cash reserves in support of future project financing and to defray initial operating costs until vessel revenues are earned.

      The net proceeds of the offering are expected to be expended substantially as follows:

                          MINIMUM OFFERING                  MAXIMUM OFFERING
                       ----------------------            -----------------------
                           $               %                 $               %
                       ---------          ---            ---------          ----
Purchase of Inital
  Vessels              2,520,000           51%           7,560,000           90%

Reserve for
  Officers' Salaries
  and Benefits
  for One Year           375,000            8%             375,000            4%

Working Capital        2,050,870           41%             516,100            6%

                   -------------------------------------------------------------
TOTAL                  4,945,870          100%           8,451,100          100%
                   =============================================================

                                      15

      The Company believes, based on its current plans, that the net proceeds of this Offering, combined with anticipated revenues from operations and funds available to the Company from ship's mortgages to be obtained, will be sufficient to enable the Company to continue to pursue its proposed business activities for at least the 12-month period following the date of this Prospectus. Any additional proceeds received upon the exercise of the Underwriter's OverAllotment Option, or the Underwriter's Warrants, as well as income from investments, will be added to working capital.

      Pending application of the proceeds of this Offering, the Company may make temporary investments in interest-bearing savings accounts, certificates of deposits, United States government obligations, money market accounts, interest-bearing securities or other insured short-term, interest-bearing investments.

                                DIVIDEND POLICY

      The Company has not declared or paid any dividends on its capital stock. The Company currently anticipates that all of its earnings will be retained for development of the Company's business, and does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future earnings, operations, capital requirements and surplus, general financial condition, contractual restrictions, and such other factors as the Board of Directors may deem relevant.

                                      16

                                CAPITALIZATION

      The following tables sets forth the short-term debt, long-term debt and the shareholders' equity of the Company (i) as of June 30, 1996 and (ii) as adjusted to give effect to the sale by the Company of the Units offered hereby at an initial public offering price of $8.50 per Unit and after deduction of underwriting discounts and estimated expenses payable by the Company and the application of the estimated net proceeds therefrom as set forth under "USE OF PROCEEDS." The following table should be read in conjunction with the Balance Sheet and notes thereto included elsewhere in this Prospectus.

                                                            AS ADJUSTED
                                                        --------------------
                                    ACTUAL              MINIMUM      MAXIMUM
                                   --------             -------      -------
Short-term debt                    $278,949(1)         $743,949     $743,949

Long-term debt
  (less current portion)                  0                   0            0
                                ---------------------------------------------
  Total                               278,949           743,949      743,949
                                =============================================

SHAREHOLDERS' EQUITY:
 Common stock: 10,000,000
 shares authorized, $.001
 par value; 1,400,000 shares
 issued and outstanding;
 2,106,000 shares issued and
 outstanding, as adjusted
 minimum and 2,580,000
 shares issued and
 outstanding, as
 adjusted maximum.                      1,400            2,106         2,580

Additional paid-in capital            885,802        5,980,966     9,485,722

Deficit accumulated during
 development stage                   (857,372)      (1,323,035)   (1,323,035)
                               ----------------------------------- ----------
     Total shareholder's equity       $29,830       $4,660,037    $8,165,267
                               ==============================================

(1) Represents amounts payable to original shareholder for deferred offering and organizational costs and for management services provided prior to the closing of the offering.

                                      17

                                   DILUTION

      As of June 30, 1996, the net tangible book value of the Company (tangible assets less liabilities) was $29,830 or $0.02 per share of Common Stock. After giving effect to the sale by the Company of 706,000 Units offered hereby, assuming the minimum Offering is completed at an initial public offering price of $8.50 per Unit and the application of the net proceeds as set forth under "USE OF PROCEEDS," the net tangible book value at June 30, 1996 would have been approximately $4,660,000 or $2.21 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.19 per share to existing shareholders and an immediate dilution in net tangible book value of $6.29 per share to purchasers of Units in this Offering. The following table illustrates this per share dilution:

      Initial public offering price per share.......................... $ 8.50
        Net tangible book value per share
         prior to the Offering                     $ 0.02
        Increase in net tangible book value
         per share attributable to this Offering   $ 2.19

      Pro forma net tangible book value per share
       after the Offering.............................................. $ 2.21

      Dilution per share to new investors.............................. $ 6.29

      Assuming the maximum offering is completed, as of June 30, 1996 the pro forma net tangible book value upon completion of the Offering would be $3.16 per share, the immediate increase in net tangible book value of shares owned by the existing shareholders would be $3.14 per share and the immediate dilution to new investors would be $5.34 per share.

      The following table summarizes the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the existing shareholders (based on assumed total shares to be outstanding immediately prior to the offering) and to be paid by new shareholders for the shares of Common Stock offered by the Company hereby before deduction of the underwriting discount, the Underwriter's non-accountable expense allowance and estimated expenses of this Offering:

                                      18

                                                                        AVERAGE
                           SHARES PURCHASED       TOTAL CONSIDERATION    PRICE
                         --------------------     -------------------  ---------
                          NUMBER      PERCENT      AMOUNT     PERCENT  PER SHARE
                         ---------    -------     --------    -------  ---------
Existing shareholders    1,400,000       66%      $887,202       13%       $0.63


New investors - minimum    706,000       34%    $6,001,000       87%       $8.50
                       ----------------------------------------------
   Total                 2,106,000      100%    $6,888,202      100%       $3.27
                       ==============================================

Existing shareholders    1,400,000       54%      $887,202        8%       $0.63

New investors - maximum  1,180,000       46%    10,030,000       92%       $8.50
                       ----------------------------------------------
  Total                  2,580,000      100%   $10,917,202      100%       $4.23
                       ==============================================
- -------------
(1) Does not give effect to possible further dilution resulting from the issuance of (i) 200,000 shares of Common Stock reserved for issuance upon exercise of employee stock options which may be granted; (ii) shares of Common Stock included in the Units issuable upon exercise of the Underwriter's Warrant and the underlying Warrants (iii) shares of Common Stock issuable upon exercise of the Series A Common Stock Purchase Warrants, and (iv) shares of Common Stock issuable upon exercise of the Series B Common Stock Purchase Warrants. See "EXECUTIVE COMPENSATION', "DESCRIPTION OF SECURITIES' AND "UNDERWRITING".

                                      19

                                   BUSINESS

OVERVIEW

      Shipholding International, Inc., a Delaware corporation, incorporated in March, 1995, headquartered in Houston, Texas, intends to engage in the ownership and charter of ocean-going vessels. Alternatively, the Company may charter vessels with the proceeds of the Offering in order to commence operations immediately. Management believes that ships of this size are readily available.

      Management forecasts an initial fleet investment of from two to four vessels during the first year of operations. Management considers the type of vessel most suitable to accommodate this schedule to be the medium or "handy-size" (16,000 up to 50,000 DWT) "Dry Bulk Carrier". Dry Bulk Carrier is an industry term referring to a general cargo type vessel. This versatile class of carrier possesses the capability of handling, transporting and discharging a wide assortment of general cargo. That cargo may include dry bulk and bagged cargo, refrigerated or "reefer" cargo, containers, autos, equipment or machinery.

      For initial market entry purposes, Management has targeted the "handy size" Dry Bulk class of carrier built between 1975 and 1985. This type and age vessel is considered suitable for the market conditions (which dictate earning capability, value and future asset appreciation) as forecast by Management. Other type vessels, including Liquid Bulk Carriers may be targeted by Management if market conditions support such a purchase and the scenario for investment reflects that of the present "handy size" drybulk market.

VESSEL OWNERSHIP AND CHARTERS

      Within the maritime shipping industry, frequent vessel sales, purchases and chartering for the transport of cargo is commonplace. Depending on the general condition and type of vessel, the average commercial life for a vessel is in excess of twenty-two years. Within this period, a single vessel may be sold and purchased numerous times. It is not uncommon for a shipowner to purchase or charter the same vessel more than once. This activity in vessel sales and purchases creates a market that allows a vessel owner to recoup equity in older vessels with the option to retain the use of that vessel by charter for an additional period of time. This sale and lease back arrangement permits the acquisition of an older vessel with a significant remaining life with the guarantee of income from term employment of the vessel over one to three years. Upon completion of the lease-back period, a renewal charter may be obtainable or the vessel may be chartered out to an unrelated party. It is probable that the Company will engage in such transactions.

      SII in the capacity of "Shipowner" shall look to realize equity and generate income from the vessels. Income will result from vessel employment or "charter". There are two

                                      20

types of general charters of interest to SII. These charters (or leases) are generally referred to as a "Bareboat Charter" and a "Time Charter". While these contracts provide term employment and generate income for the owner, they also determine the obligations, participation, risk and liabilities between the vessel owner and the charterer.

      A Bareboat Charter obligates the owner to produce the vessel unencumbered to the charterer. The owner in return receives a hire rate for the vessel with no obligation or direct participation in the employment of the vessel or any trading.

      A Time Charter shall obligate the owner to produce the vessel to the charterer ready to sail. The owner is required to maintain the operation of the vessel in all respects as to maintenance, crew and insurance. In return the owner receives a hire or rate for the vessel. The hire or rate will depend upon the type of contract. Generally an owner will receive a lesser amount of hire for his vessel under a Bareboat Charter than a Time Charter. The actual amount of hire is determined by many factors which include the owner's obligations as required by the type of charter and the specific charter terms.

THE GLOBAL MARKET PLACE

      The shipping industry supports a global market for water borne freight and transportation. The need to import and export various goods or general freight exists for every country in the world. An increasing developing world market is serviced by the shipping industry.

      Within the industry itself, there exists two markets that are affected by the values and rates in respect to the world market economy. These are known as the Term and Spot markets. In general, the Term market refers to the availability for a shipowner to employ his vessel for a period of time. This term may vary from a minimum of one year to a period equal to the life of the vessel. The Spot market usually refers to single voyage charters and successful trading in this market depends on an owner's ability to employ his ship on a regular basis by competing for freight opportunities available on a recurring frequency in the world freight market.

      Short and long term charters are available on a daily basis and present numerous and changing opportunities for parties that maintain a presence or interest in the various markets.

     Much like large scale commercial real estate, the maritime industry uses a worldwide ship broker network. This network maintains up-to-date reviews, sales and purchase reports. The types of vessels identified and acquired by SII will most likely be obtained through various brokers which offer the desired revenue and price meeting SII's return on equity and income criteria at that time.

MARKET STRUCTURE AND COMPETITION

                                       21

     Much of the dry bulk or non-petroleum freight transported by ocean going vessels is handled by relatively small fleet owners (independents) who rarely have a financial interest in the cargo. Historically, competition is relatively constant and charter rates are fairly stable over time with cycles usually spanning a ten year period between high and low rates.

     The ideal market entry condition is when ship purchases or sales prices are depressed as a result of supply and demand being out of balance. Usually the Term and Spot market, guided by demand, determine the value of any ship at any given time, especially during weak or depressed market conditions.

     When demand increases by an international event or as a result of a market required adjustment in the worldwide vessel supply, Spot rates rise, ship prices appreciate rapidly and values usually begin to exceed then present market revenue. This results from the market's anticipation of higher future revenues of the delays and expense of vessel replacement. Delay and expense associated with the procurement of new vessels is the result of the time required for new building and construction of these vessels during periods of high demand.

     Management believes that the dry cargo freight market has been severely depressed and is presently ideal for entry with regard to cost, revenue, competition and need. During weak market conditions, competition for the purchase and employment of vessels is minimal due to the increased volume in ship sales. The need becomes greater for existing owners to recoup equity and maintain market presence with a restructured operating cost relative to existing or current freight market conditions. These periods create competition between the sellers in the same manner that higher or increased asset values enhance competition among the buyers when vessel values have improved.

     Entry into the dry bulk shipping market during weak conditions required significantly less capital than other shipping markets such as tankers due to the lower purchase price of the smaller and less environmentally sensitive vessels required by the non-petroleum freight market.

     Competition is usually governed by supply and demand factors, not size, strength or capitalization of companies, however, SII may be initially excluded during its infancy state from some business opportunities that may be otherwise profitable and historically secure. These market opportunities may become available in the future if the company maintains growth and presence, both in the size of its fleet and the spectrum of tonnage offered to the market.

     The market consists primarily of over 100 small independent ship owners.

     In order to avoid undue risk and market exposure to its revenue stream, SII intends to fully employ all initial acquisitions as soon as practicable after purchase. Employment is intended under Bareboat terms of three to five years. This type of employment appears to be available in current market conditions as supplied to SII by brokers.

                                       22

     In general, SII's formula for income is not necessarily governed by daily fluctuations in supply and demand market factors such as occur in the Spot market, rather income generation will concentrate on the more conservative fixed return on investment through contractual term employment. At the time of the offering, the Company has no charter contracts and no vessels on charter.

USE OF OFFERING PROCEEDS

     The net proceeds of the offering will be used primarily to fund the acquisition of a vessel. It is estimated that the initial acquisition will cost approximately $7,200,000 per vessel. It is possible that the actual cost will vary materially from this estimate. It is expected that offering proceeds of approximately $2,520,000 ($7,560,000 if the maximum Offering is completed) will be used as a down payment and mortgages of $4,680,000 ($14,040,000 if the maximum Offering is completed) obtained through maritime lending banks. No commitments have been received for the financing of these vessels and there is no assurance that financing on similar terms can be achieved.

      The balance of net offering proceeds, estimated at about $2.0 million ($0.5 million if the maximum Offering is completed) are expected to pay initial salaries and to be used as working capital.

      It is anticipated that all vessels acquired will ultimately be employed under charter contracts for a period of not less than one year and not more than five years.

      The revenue generated by the term charter contracts is estimated to be sufficient to produce positive cash flow after deducting ship mortgage payments, overhead, and various operating expenses. However, there is no assurance that such positive cash flow will be realized.

      Depending on the then-existing market conditions, sale of the vessels may not be exercised, rather some or all of the vessel mortgages may be refinanced, and the vessel charters renewed. The proceeds from the sale or refinance of vessels will be used in part for additional vessel acquisition with similar term employment conditions equivalent to those of the initial vessels acquired.

OPERATIONS

      Historically, based upon management's experience in the industry, vessels have been purchased with approximately 30% - 40% down payment of the purchase price and the procurement of first mortgage financing of the balance. Mortgage terms have historically been determined by the vessel's age and its remaining commercial trading life. Financing of this nature will be pursued by the Company but there is no assurance that it will be obtained.

                                      23

      It is estimated that the initial vessels purchased will cost approximately $7,200,000 per vessel. The Company intends to maintain a cash reserve floor of $500,000. Therefore, if the minimum Offering is completed, it is forecast that the offering proceeds will be sufficient to initially purchase one vessel at a cost of $7,200,000 and that the proceeds of operations together with debt financing will enable the Company to purchase a second vessel by mid year of the first year's operations. If the maximum Offering is completed three vessels will be purchased at a total cost of $21,600,000. Management anticipates the purchase of a fourth vessel by mid year of the first year's operations. The first mortgage financing is expected to be approximately $4,680,000 per vessel, repayable over a period of five years with market related interest rates.

      The Company expects to enter into term employment charter contracts, being either Bareboat or Time charters, though Bareboat charters will be preferred. For the purpose of forecasting charter revenue it is estimated that each vessel charter will earn between $2,000,000 per year (Bareboat charter) and $3,285,000 per year (Time charter). These estimated revenues are based on current market levels of charter or lease rates. Management intends to purchase and either quickly or simultaneously employ each vessel at the time of delivery. Based on this assumption, no delays in earning charter revenues are anticipated once the vessels are acquired.

      Vessels will be depreciated over a ten year life expectancy, even though it is assumed that the mortgages will be for five years (or 1/2 the useful commercial life of the ships acquired). The major guideline for evaluating vessel investment is the targeted return on equity of about 20% per year resulting from and secured by Bareboat or Time Charter revenues. Management believes its plan can be implemented repeatedly using this calculation.

      Management intends to pursue similar scenarios for investment and believes these scenarios to be available based on the return on investment equity secured by revenues and believes that such return is not necessarily market related or market sensitive. Market revenues are anticipated to escalate and vessel values appreciate as the general conditions in world economics improve. There have been no calculations based on this improvement. Management assumes that the vessels acquired and employed can and will be sold in their fifth year of operation at no more than their original purchase price.

      Further acquisitions may cost more than the initial acquisitions, however management believes that the revenue base through charter employment will also increase to support the higher vessel prices and maintain the forecasted rate of return on investment.

TECHNICAL SUPPORT

      SII intends to enter into one or more contracts for the technical maintenance and support of its acquisitions and ongoing operations. These contracts ("Technical Management Contracts") will be with reputable management companies that specialize in the operation of

                                      24

the types of vessels to be acquired. The contracts will encompass such items as initial inspection of the vessel prior to purchase, ongoing survey inspections during ownership, maintenance and repairs to the vessels, crewing, communications and various international compliance, all of which govern the operation and safety of the vessel, its cargo and crew, in port and at sea.

      The technical managers will assist SII in procuring insurance, ensuring safety and the maintenance of vessel value by means of safe and consistent operations.

      SII does not desire to maintain the extensive overhead cost of in-house technical management, and it is customary in the business for this type of technical expertise to be under contract, versus maintaining in-house personnel and the relative support functions required. No contracts or commitments have been entered into for such services to date. Such arrangements will be pursued after the closing of the public offering. No affiliated entities currently provide these services and it is expected that these services will be provided by unaffiliated third parties although management retains the right to retain affiliated entities to provide such services.

FACILITIES, EQUIPMENT AND STAFFING

      The business of SII will be conducted from an office of approximately 3000 square feet in the Houston, Texas area. The Company's initial executive offices are located at 4550 Post Oak Place, Suite 140, Houston, Texas 77027 in space leased from Chemitank, S.A., an affiliate of David E. Harrington, Jr. and its telephone number is (713) 963-9889. It is estimated that the annual lease cost of such space will be approximately $13-15/sq. ft., inclusive of buildout and utilities, and that the term of the lease will be between three and five years with various renewal and expansion options. If the fleet expands significantly in the fifth year it is anticipated that additional space will be required. Initial staffing will include management and a secretary/receptionist with future additions to support personnel to be made as needed. General office equipment such as computers, facsimile, telex, telephones, copiers and the like have been acquired at a cost of approximately $24,000. Custom software for vessel activities may be required but the anticipated cost is less than $30,000.

THE DRY BULK SHIPPING MARKET

OVERVIEW

      The dry bulk carrier industry is highly fragmented with many owners and operators of shipping tonnage. International dry bulk cargo transportation services are provided by proprietary owners (large shippers of dry bulk cargo), state controlled shipping companies and various types of independent operators. The majority of dry bulk carrier tonnage (including the handysize segment) is owned by independent operators, while state-controlled shipping companies own approximately 20% of the available tonnage. The Company

                                      25

believes that, with the exception of state-controlled shipping groups, no single owner group controls more than 5% of the world dry bulk carrier fleet.

      Dry bulk cargo consists of the major bulks, which are iron ore, coal and grain, and a wide variety of minor bulks, such as forest products, iron and steel products, agricultural products, ores, minerals and petcoke, fertilizers, bauxite and alumina, cement and other construction materials and salt. Dry bulk carriers are generally single deck ships which transport unpacked cargo which is poured, tipped or placed through hatchways into the holds of the ship.

      The dry bulk cargo fleet is generally divided into three major vessel types based on carrying capacity. Handysize dry bulk carriers have a carrying capacity of approximately 10,000 to 50,000 dwt, while Panamax dry bulk carriers have a carrying capacity of approximately 50,000 to 80,000 dwt and Capesize dry bulk carriers have a carrying capacity of over 80,000 dwt. The total world dry bulk shipping capacity is approximately 216.5 million dwt. Handysize dry bulk carriers comprise approximately 47% of such tonnage and vessels in the 15,000 to 35,000 dwt segment comprise approximately 27% of such tonnage.

      Charter rates are determined by a highly competitive global shipping market. Historically, charter rates have been influenced by shifts in the supply of, and demand for, vessel tonnage. The demand for vessel tonnage is largely a function of the level of worldwide economic activity, and follows a similar cyclical pattern. Charter rates for handysize vessels, however, tend to be relatively more stable than Panamax and Capesize charter rates. This is because handysize vessels carry a wider range of cargo, including cargo for which demand is generally more stable, while the larger ships have been more dependent on the transportation of iron ore and coal for steel mills in Japan and Germany.

      During the period from 1974 to 1978, demand for tonnage decreased due to a global recession. The rate of building of new tonnage also slowed during the same period. When the global economy improved, the combination of high demand for, and low supply of, tonnage led to high charter rates in the period following 1978. Large numbers of new ships were then ordered based on expectations of continued growth in demand. Such vessels were delivered in the depressed transport market following 1982, resulting in significant overcapacity during the following five years. In 1987, economic conditions improved and declines in supply due principally to scrapping resulted in substantially improved charter rates until mid-1990 when charter rates fell sharply due to adverse economic and political conditions. Charter rates then recovered temporarily but declined again in early 1992. Charter rates again recovered in the first half of 1993 but weakened in the second half of the year due to slow economic growth in North America, Europe and Japan. Charter rates gradually improved in 1994.

VESSEL TYPES

      HANDYSIZE. The total world handysize fleet represents approximately 47% of the

                                      26

total world dry bulk carrier tonnage of 216.5 million dwt at June 30, 1994; within this class, the 15,000 to 35,000 dwt segment represents about 27% of the world dry bulk carrier tonnage. Handysize vessels, which are the most versatile of the dry bulk carriers, carry almost all types of bulk commodities and operate in almost all ports throughout the world. Typically, handysize dry bulk carriers, unlike most larger dry bulk carriers, are equipped with cargo loading gear such as cranes and derricks on deck. These vessels are particularly well-suited for transporting the minor bulks which often are not traded in cargo sizes that are big enough to justify the use of larger ships. Use of larger ships may also be limited by the size of storage and cargo facilities in the loading and discharging ports, limited access to many ports due to the depth of water (draft), width of channels and rivers, length of berthing facilities, height of bridges and the operating height of shore cranes. For example, the typical working maximum draft for berths in ports in many developing countries in Asia is 9 to 10 meters, compared to drafts of 12.5 meters and 16 meters, respectively, for typical Panamax and Capesize vessels.

      PANAMAX. The total world Panamax fleet represents approximately 24% of the total world dry bulk carrier tonnage in dwt. A Panamax vessel has a maximum length, breadth and draft capable of permitting it to pass fully loaded through the Panama Canal. The larger size of these vessels is better suited for the transportation of the major bulk commodities as well as certain minor bulk commodities such as bauxite and phosphate. These vessels are the most frequently used cargo vessel for grain.

      CAPESIZE. The total Capesize fleet represents approximately 29% of the total world dry bulk carrier tonnage in dwt. Capesize vessels are typically used for long voyages and in the coal and iron ore trades.

      In addition to the dry bulk carriers referred to above, the world fleet also includes a small number of combination carriers. These ships can carry either crude oil or dry bulk cargoes. Combination carriers are typically large in size and compete principally against Capesize and Panamax vessels. With very few vessels worldwide under 45,000 dwt, combination carriers represent an insignificant part of the handysize fleet.

CARGO TYPES

      Many different types of primary and finished goods are transported worldwide as cargo. Seaborne transport consists of bulk carriers and container ships. Bulk cargo in turn may be either wet or dry. Dry bulk cargo consists of the major bulks, which are iron ore, coal and grain, and a wide variety of minor bulk cargoes such as fresh products, iron and steel products, agricultural products, ores, minerals and petcoke, fertilizers, bauxite and alumina, cement and other construction materials and salt. Dry bulk carriers are generally single deck ships which transport unpacked cargo which is poured, tipped or placed into the holds of the ship.

      The major bulk cargoes together accounted for approximately 57% of the bulk carrier

                                      27

trade by volume in 1992. Capesize and Panamax bulk carriers accounted for most of the iron ore and coal trade, while handysize and Panamax bulk carriers accounted for approximately 48% and 48% of the grain trade, respectively. The minor bulk cargoes accounted for approximately 43% of the dry bulk carrier trade by volume in 1992 and approximately 78% of this trade was handled by handysize dry bulk carriers in such period. Set forth below are some of the characteristics of the principal cargoes carried by bulk carriers.

MAJOR BULKS

      IRON ORE. Iron ore shipments were estimated at approximately 340 million tons in 1993. The principal exporters are located in Brazil and Australia while the principal importers are located in the European Union and Japan. Over 75% of iron ore shipments is carried by Capesize vessels.

      COAL. The two categories comprising this segment are steam (or thermal) coal, which is used by power utilities, and coking (or metallurgical) coal, which is used by steelmakers. The volume of steam coal was estimated at approximately 200 million tons in 1993, while the volume of coking coal was approximately 160 million tons in the same period. The principal exporters of steam coal are Australia, South Africa and the United States while the principal exporters of coking coal are Australia and the United States. The principal importers of both steam coal and coking coal are located in the European Union and Japan. Capesize vessels account for over 45% of combined coal shipments while Panamaxes account for approximately 35%.

      GRAIN. The grain trade includes wheat, flour, coarse grains (corn and barley), soybeans and soybean meal. Although the annual volume of the grain trade is subject to political factors and weather conditions, shipments have averaged 200 million tons per year in the past two years. The principal exporters are located in the United States. Canada, the European Union and Australia while the principal importers are located in the Far East and the former Soviet Union. Although there are many ports capable of handling large dry bulk shipments of grain, almost half the international seaborne trade is carried by vessels of less than 50,000 dwt. Panamax and Capesize vessels carry the remainder.

MINOR BULK

      There are also minor bulk cargoes which may be transported by the vessels that the Company intends to acquire. These include forest products, iron and steel products, agricultural products, fertilizers, ores, minerals and petcoke, bauxite and alumina, cement and salt.

DEMAND FOR AND SUPPLY OF DRY BULK CARRIERS.

      DEMAND FACTORS. Due to the variety of cargo carried by dry bulk carriers, demand

                                      28

for the services of dry bulk carriers is dependent on a number of factors. Demand is affected by world and regional economic and political conditions, developments in international trade, changes in seaborne and other transportation patterns, weather patterns, crop yields, armed conflicts, port congestion, canal closures and other diversions of trade. Generally, demand for larger vessels is affected by trade patterns, crop yields, armed conflicts, port congestion, canal closures and other diversions of trade. Generally, demand for larger vessels is affected by trade patterns in a small number of commodities while demand for smaller vessels is more diversified and is determined by trade in a larger number of commodities, since larger ships carry fewer types of cargoes, follow more clearly defined routes and are prevented by draft restrictions from entering many ports.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND PROSPECTIVE DIRECTORS

      The following table sets forth information regarding directors, executive officers and prospective directors of the Company:

      NAME                   AGE     POSITION WITH THE COMPANY
      ----                   ---     -------------------------
David E. Harrington, Jr.      38     Chairman of the Board, President and Chief
                                     Executive Officer

David R. Wheeler              43     Chief Financial Officer and Secretary
                                     and Director

      DAVID E. HARRINGTON, JR., has almost 20 years of experience in the shipping industry with primary focus on the marketing of vessels, the identification and securing of favorable terms for trade routes, vessel charters and the sale and purchase of vessels.

      In the 1980's, Mr. Harrington, then affiliated with Gulf Oil Corporation, managed a fleet of 9 million deadweight tons and created the chartering department of the subsidiary company Gulf Oil Trading Company (GOTCO). To service this company's needs, he developed a fleet of 17 ships and chartered vessels voyage-to-voyage.

      Mr. Harrington continued with the GOTCO organization, managing their shipping business until 1987 when he, together with a joint venture partner, a predecessor company of Norex America, Inc., formed Norgulf Shipping, Limited ("Norgulf").

      As a minority owner and Chief Executive Officer of Norgulf, Mr. Harrington directed the company's growth from its inception of 4 vessels and as many employees, to its peak in 1991 when it boasted 13 vessels and over 30 employees. During only a 3 year period under

                                      29

Mr. Harrington's direction, Norgulf's revenues rose from its first year level of just over $4 million to almost $60 million while shareholders' equity rose from $800,000 to $10,500,000,

      During the three year period since the hostile takeover of Norgulf, Mr. Harrington has devoted substantially all of his time to the direction of the activities of two Liberian shipping companies, Chemibulk, S.A. and Chemitank, S.A. In this role, Mr. Harrington purchased two modern, highly sophisticated chemical carriers which are presently trading on a profitable basis in the chemical tanker market.

      At the closing of this offering Mr. Harrington will enter into a five-year employment agreement with the Company providing for his full-time services to the Company for a salary of $150,000 per year.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

      In 1992 Norex America, Inc. ("Norex") brought suit against Mr. Harrington seeking recovery under guarantees executed by Mr. Harrington guaranteeing certain indebtedness of Norgulf to Norex. Norex also caused Norgulf to file for bankruptcy petition under Chapter 11 of the United States Bankruptcy Code in 1992.

      Mr. Harrington filed affirmative defenses and counter-claims against Norex alleging, among other things, usury, illegality of the notes, and wrongful foreclosure. Norex was granted summary judgment on the Harrington guarantees on August 25, 1993. An appellate decision was issued on October 6, 1994 reversing the grant of summary judgment. A second decision on January 19, 1995 reinstated the grant of summary judgment. Norex currently has a judgment against Mr. Harrington in the amount of $2,500,000 plus interest, which Mr. Harrington has not satisfied. The Company does not believe that Mr. Harrington's ability to satisfy the judgment or lack thereof will have a detrimental effect on the Company's operations or financial situation.

      DAVID R. WHEELER graduated from Texas A&M University in 1975 with a B.A. degree in Economics and a minor in Accounting. He began his professional career with Haskins & Sells (now Deloitte & Touche) in Houston, Texas. He became a Certified Public Accountant in 1977. During his eleven years in public accounting, Mr. Wheeler was involved with various public companies and gained experience in initial registrations and periodic reporting to the Securities and Exchange Commission including multiple program registrations under Form S-1 and auditing and reporting of registered broker/dealer entities.

      During the past five years, Mr. Wheeler has been involved in the crude oil/refined products trading, international shipping and lubricants marketing industries. During 1990 and 1991, he served as the Chief Financial Officer of Norgulf Shipping Limited. During 1990, he simultaneously served as Chief Financial Officer of Norex America, Inc. which, at that time, was the majority shareholder of Norgulf Shipping Limited. During 1992, Mr. Wheeler was an independent financial consultant working primarily on projects in South

                                      30

America, Russia and Europe. During 1993 and 1994, Mr. Wheeler was employed by Gulf Oil International, initially as Internal Auditor and subsequently as Regional Manager in charge of that enterprises activities in Central America and the Caribbean. His experiences have included such areas as recruitment of executive and non-executive personnel, preparing business plans and budgets, performing economic evaluations of international business opportunities and developing overall corporate strategies. Mr. Wheeler has also been involved in arranging international financing, negotiating company purchases and restructuring corporate organizations.

EXECUTIVE COMPENSATION

      The Company has not paid any executive compensation to date. Following the offering Mr. Harrington will be paid a salary of $150,000 per year and Mr. Wheeler a salary of $125,000 per year. In addition to their salaries, Messrs. Harrington and Wheeler may be granted options to purchase common stock of the Company under its stock option plan as determined by the Board of Directors.

      Directors are elected annually and hold office until their successors are elected and qualified. Officers serve at the pleasure of the Board of Directors. The Company's Certificate of Incorporation and By-laws provide for the elimination of certain liabilities of directors and for the indemnification of officers and directors under certain circumstances. See "DESCRIPTION OF SECURITIES -- Certain Provisions of Articles of Certificate and By-laws."

DIRECTORS FEES

      The Company does not presently pay any directors fees.

                             CERTAIN TRANSACTIONS

      In March 1995 a trust of which David E. Harrington, Jr. is the beneficiary subscribed to 1,275,000 shares of the Company's common stock for the consideration of $50,000.

      On May 1, 1995, the Company entered into a management services compensation agreement with Chemitank, S.A., a company controlled by David E. Harrington, Jr. The agreement provides for the payment of $365,000 for resources and efforts in the development of the Company's public offering through May 1, 1995. On May 1, 1995, the Company entered into a management services agreement with Chemitank, S.A. to provide office space and administrative services, as needed and at cost, from May 1, 1995 until such time as the Company's public offering is completed. The latter agreement may be terminated by either party with five days written notice.

      Effective September 30, 1995, the Company issued 60,000 shares of its stock to

                                      31

Chemitank, S.A. for the total consideration of $401,702. This amount represents the Company's indebtedness to Chemitank, S.A., as recorded on its balance sheet, as of September 30, 1995 in the total amount of $275,810 and a stock subscription receivable of $125,892. The stock subscription receivable was liquidated by Chemitank, S.A. paying for additional offering costs and by providing management services for the Company during the three months ended December 31, 1995.

      On January 15, 1996, the Company issued 65,000 shares of Common Stock to Chemitank, S.A. pursuant to a technical services agreement. In return, Chemitank, S.A. agrees to provide technical market information from January 1, 1996 through the date of the public stock offering.

                            PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding the beneficial ownership of the Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of the shares of Common Stock offered in connection with the Prospectus, by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, each of the Company's directors, each of the Named Officers and all directors as a group. The address for each person named below is the Company's address.

      The Shipholding International Management Trust (the "Trust"), a trust for the benefit of David E. Harrington, Jr. owns 1,275,000 shares of the Company's Common Stock.

      Chemitank, S.A., an entity controlled by David E. Harrington, Jr., owns 125,000 shares of the Company's Common Stock. Chemitank, S.A., is registering in the registration statement of which this prospectus is a part 96,000 shares of the Company's Common Stock. The shares may be sold commencing three months after the date of this prospectus at the rate of 11,000 shares per month, cumulative. Such sales may be made in market transactions or in negotiated sales.

                                                            PERCENT OF TOTAL
NAME                   NUMBER OF SHARES BEFORE OFFERING      AFTER OFFERING
                       ---------------- ---------------  -----------------------
                                                         MINIMUM(1)   MAXIMUM(2)
Trust for
 David E. Harrington, Jr.   1,275,000         91%             60%          49%

Chemitank, S.A.               125,000          9%              6%           5%

All directors and
 executive officers         1,400,000        100%             66%          54%
as a group (2 persons)
- -------------------

                                      32

(1) The number of shares deemed outstanding for purposes of determining the percentages includes 706,000 shares of Common Stock included in the Units which are being offered for sale by the Company in this Offering but does not include an aggregate of up to 853,050 shares of Common Stock issuable upon the exercise of: (i) the Series A and Series B Warrants included in the Units; (ii) the options to be granted under the Company's 1995 Stock Option Plan; (iii) the Underwriter's Warrant, and (iv) the Warrants included in the Units issuable upon exercise of the Underwriter's Warrant. See "DILUTION."

(2) The number of shares deemed outstanding for purposes of determining the percentages includes 1,180,000 shares of Common Stock included in the Units which are being offered for sale by the Company in this Offering but does not include an aggregate of up to 1,291,500 shares of Common Stock issuable upon the exercise of: (i) the Series A and Series B Warrants included in the Units; (ii) the options to be granted under the Company's 1995 Stock Option Plan; (iii) the Underwriter's Warrant, and (iv) the Warrants included in the Units issuable upon exercise of the Underwriter's Warrant. See "DILUTION."

                           DESCRIPTION OF SECURITIES

      The following statements with respect to the Company's securities are subject to the detailed provisions of the Company's Certificate of Incorporation and By-laws which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "ADDITIONAL INFORMATION."

UNITS

      Each Unit consists of (i) one share of Common Stock (ii) one Series A Common Stock Purchase Warrant and (iii) one Series B Common Stock Purchase Warrant.

COMMON STOCK

      The Company is authorized to issue up to 10,000,000 shares of Common Stock, par value $.001 per share. As of the date of the offering, 1,400,000 shares of Common Stock are expected to be issued and outstanding, held by two shareholders of record. Each holder of Common Stock is entitled to one vote per share for the election of directors as well as on other matters, to dividends as and when declared by the Company's Board of Directors, and upon liquidation to share in the net assets of the Company pro rata in accordance with his holdings. The Common Stock has no preemptive, redemption, conversion or subscription rights, and all outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby will be, fully paid and nonassessable. For a period of one year following the completion of this Offering, the prior consent of the Underwriter is required for any issuances of Common Stock other than pursuant to exercises of warrants or options.

REDEEMABLE WARRANTS

                                       33

      GENERAL

      The Series A Warrants and Series B Warrants are to be issued in fully registrable form under a Warrant Agreement (the "Warrant Agreement"). These Warrants may be exercised upon surrender of the Warrant certificate on or prior to the respective expiration dates (or earlier redemption dates) of such Warrants at the offices of the Warrant Agent, with the Subscription Form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrants are being exercised. Shares issued upon exercise of these Warrants and payment in accordance with the terms thereof will be fully paid and nonassessable.

      The Series A Warrants and Series B Warrants do not confer upon the Warrantholders any voting or other rights of a shareholder of the Company. Upon notice to the Warrantholders, the Company has the right to unilaterally reduce the exercise price or extend the expiration date of the Warrants. Although this right is intended to benefit Warrantholders, to the extent that the Company exercises this right when the Warrants would otherwise be exercisable at a price higher than the prevailing market price of the Common Stock, the likelihood of exercise, and the resultant increase in the number of shares outstanding, may impede or make more costly a change of control of the Company.

SERIES A WARRANTS

      The Series A Warrants entitle the registered holder to purchase one share of Common Stock for each two warrants held for $10.00 per share at any time prior to 5:00 p.m. New York City time on the third anniversary of the date of the closing of the Offering pursuant to this Prospectus.

      The Company has a right to redeem all of the Series A Warrants at a price of $.05 per Series A Warrant upon not less than 30 days' prior written notice at any time after eighteen months from the date of this Prospectus, provided that before any such redemption can take place, the closing bid price of the Company's Common Stock in the over-the-counter market (or the last sale price should the Common Stock be listed in an exchange) shall have averaged in excess of $12 per share for 30 consecutive business days ending within 15 days of the date of the notice of redemption. During the 30-day notice period, a holder shall have the right to exercise his Series A Warrants.

      The Series A Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price then in effect other than issuances upon exercise of options granted to employees, directors and consultants to the Company, or options to be granted under any Company stock option plan.

                                       34

      The Company has authorized the issuance of Series A Warrants. The Company has reserved sufficient shares of Common Stock for issuance upon exercise of such Series A Warrants. When delivered, such shares of stock will be fully paid and nonassessable.

SERIES B WARRANTS

      The Series B Warrants entitle the registered holder to purchase one share of Common Stock for every four Warrants held at an exercise price of $12.00 per share at any time after the date hereof and prior to 5:00 p.m. New York City time on the fifth anniversary of the date of this Prospectus.

      The Company has a right to redeem all of the Series B Warrants at a price of $.05 per Class B Warrant upon not less than 30 days' prior written notice at any time after eighteen months from the date of this Prospectus, provided that before any such redemption can take place, the closing bid price of the Company's Common Stock in the over-the-counter market (or the last sale price should the Common Stock be listed on an exchange) shall have averaged in excess of $14.40 per share for 30 consecutive business days ending within 15 days prior to the date of the notice of redemption. During the 30-day notice period, a holder shall have the right to exercise his Series B Warrants.

      The Series B Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price then in effect other than issuances upon exercise of options granted to employees, directors and consultants to the Company, or option to be granted under any Company stock option plan.

      The Company has authorized the issuance of Series B Warrants. The Company has reserved sufficient shares of Common Stock for issuance upon exercise of such Series B Warrants. When delivered, such shares of stock will be fully paid and nonassessable.

CERTAIN MARKET INFORMATION

      The Company intends to apply for listing of the Common Stock and Warrants on the NASDAQ (the Automated Quotation System of the National Association of Security Dealers, Inc.). There can be no assurance that such application will be accepted.

      The Offering is the initial public offering of the Company's securities, and, accordingly, there is no public trading market for its securities at the present time. There can be no assurance that a public trading market will ever develop or, if one develops, that it will be maintained. Although it has no legal obligation to do so, the Underwriter from time to time may become a market maker and otherwise effect transactions in the Company's securities (and the Underwriter has indicated to the Company that it intends to do so). The Underwriter, if it participates in the market, may be a dominating influence in any market

                                       35

that might develop for any of the Company's securities. The price and liquidity of the Company's securities may be significantly affected by the degree, if any, of the Underwriter's participation in the market. Such activities, if commenced, may be discontinued at any time or from time to time. For further information with respect to the Underwriter, see "RISK FACTORS--Underwriter's Influence on the Market."

                                 UNDERWRITING

THE OFFERING

      R.M. Stark & Co., Inc. (the "Underwriter") has agreed to offer the Units on a "best efforts, all or none basis" as to the first 706,00 Units and on a "best efforts" basis as to the remaining 474,000 Units.

      The Underwriter has advised the Company that it proposes to offer the Units to the public at an offering price of $8.50 per Unit, and at such price less a concession not in excess of $0.85 per Unit to certain dealers who are members of the National Association of Securities Dealers, Inc., of which the Underwriter may allow and such dealers may reallow concessions not in excess of $ per Unit to certain other dealers. The public offering price and concession and discount may be changed by the Underwriter after the initial public offering.

      No Units are reserved for sale to specific individuals designated by the Company and neither the Underwriter nor the Company intends to enter into such an arrangement at this time. The Company, however, may provide the names of persons who may be interested in purchasing shares and the Underwriter will, in all likelihood, contact those persons in the course of its normal sales activities.

      The Company has agreed to pay to the Underwriter a nonaccountable expense allowance equal to 3% of the total proceeds of this Offering, or $180,030 if the minimum offering is completed and $300,900 if the maximum offering is completed, of which $25,000 has already been paid.

      The Company has agreed with the Underwriter that for a period of one year after the effective date the Company will not issue any shares of Common Stock not contemplated by the registration statement of which this prospectus is part without the consent of the
Representative.

      The Underwriting Agreement provides for indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Act.

      Prior to this Offering, there has been no public market for the Company's Common

                                       36

Stock, Series A Warrants, or Series B Warrants. The Offering or exercise prices of such securities being offered hereby was determined by negotiation between the Company and the Underwriter. Factors considered in determining such prices include the history of and the prospects for the industry in which the Company competes, the future prospects of the Company, the ability of the Company's management, the projected earnings, net worth and financial condition of the Company, the general condition of the securities market at the time of this Offering, and the prices of similar securities of comparable companies.

CERTAIN ARRANGEMENTS WITH THE UNDERWRITER

      At the closing of this Offering, the Company will issue to or as directed by the Underwriter, for nominal consideration, a warrant (the "Underwriter's Warrant") to purchase a number of Units equal to 10% of the number of Units sold in the Offering. The Underwriter's Warrant will be exercisable for a five-year period commencing from the date of this Prospectus, at an exercise price of 165% of the initial public offering price per Unit or $14.02. The Underwriter's Warrant will not be transferable prior to one year after its issuance except that they may be transfered to the Underwriters, selling group members, and their officers and/or partners.

      The Underwriter's Warrant will contain anti-dilution provision providing for appropriate adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction. The Underwriter's Warrant does not entitle the Underwriter to any rights as a shareholder of the Company until the Underwriter's Warrant is exercised and shares of Common Stock are purchased thereunder.

      The Underwriter's Warrant and the securities issuable thereunder may not be offered for sale to the public except in compliance with the applicable provisions of the Act. The Company has agreed that, if it shall cause a post-effective amendment to the Registration Statement of which this Prospectus is a part, or a new registration statement or offering statement under Regulation A, to be filed with the Commission, the holder(s) of the Underwriter's Warrant shall have the right during the life of the Underwriter's Warrant and for an additional two years to include therein for registration the securities issuable upon exercise of the Underwriter's Warrant at no expense to the holder(s). Additionally, the Company has agreed that, upon demand by the holder(s) of at least 50% of the Underwriter's Warrant, made on no more than two separate occasions during the exercise period of the Underwriter's Warrant, the Company shall register the Underwriter's Warrant and any of the securities issuable upon exercise thereof, the first such registration to be at the Company's expense and the second at the expense of the holder(s).

      For the period during which the Underwriter's Warrant is exercisable, the holder or holders will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other shareholders of the Company. The holder or holders of the Underwriter's Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital

                                       37

from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Underwriter's Warrant. Such facts may adversely affect the terms on which the Company can obtain additional financing. To the extent that the Underwriter realizes any gain from the resale of the Underwriter's Warrant or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Act.

      The Company and the Underwriter will enter into a consulting agreement on or about the date of this Prospectus pursuant to which the Underwriter will agree to perform consulting services relating to managerial, financial service and shareholder relations matters upon the request of the Company's President for a period of one year for a fee equal to 1% of the gross proceeds of the offering.

      For a period of 36 months after the date of this Prospectus, the Company will allow an observer designated by the Underwriter to attend all meetings of the Company's Board of Directors. The observer will be paid the same annual retainer and meeting fees as the Company's non-employee directors and will be entitled to indemnification against any claims arising out of his or her participation in such meetings.

      The Company and the holders of all of the Common Stock currently outstanding have agreed that for a period of 24 months from the date of this Prospectus each such holder will not sell, assign, hypothecate or pledge any shares of Common Stock owned by him or purchasable under any option, warrant or convertible debt owned by it without the prior written consent of the Representative, except that Chemitank, S.A. is registering 96,000 shares which, commencing 3 months after the date of this prospectus, may be sold at the rate of 11,000 shares per month, cumulative.

                                 LEGAL MATTERS

      Certain legal matters with respect to the shares of Common Stock included in the Units offered hereby will be passed upon for the Company by Jack H. Halperin, Esq., New York, New York. The firm of Lester Morse, P.C. has served as counsel to the Underwriters in this offering.

                                    EXPERTS

      The Company's financial statements as of December 31, 1995 included in this Prospectus has been audited by Jack Sisk & Co., independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The June 30, 1996 financial statements included in this Prospectus are unaudited.

                                      38

                            ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees.

      Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                                      39

                         SHIPHOLDING INTERNATIONAL, INC.

                          INDEX TO FINANCIAL STATEMENTS


AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1995

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ........    F2

        BALANCE SHEET .............................................    F3

        STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT ...........    F4

        STATEMENT OF STOCKHOLDER'S EQUITY .........................    F5

        STATEMENT OF CASH FLOWS ...................................    F6

        NOTES TO FINANCIAL STATEMENTS .............................    F7 - F14

UNAUDITED FINANCIAL STATEMENTS - JUNE 30, 1996

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.........    F15

        BALANCE SHEET .............................................    F16

        STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT ...........    F17

        STATEMENT OF STOCKHOLDER'S EQUITY .........................    F18

        STATEMENT OF CASH FLOWS ...................................    F19

        NOTES TO FINANCIAL STATEMENTS .............................    F20 - F26

                                       F1

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

THE BOARD OF DIRECTORS
SHIPHOLDING INTERNATIONAL, INC.

        We have audited the balance sheet of Shipholding International, Inc. as of December 31, 1995, and the related statements of operations and accumulated deficit, stockholders' equity, and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shipholding International, Inc. at December 31, 1995, and the results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles.


                                            JACK SISK & CO.
HOUSTON, TEXAS
FEBRUARY 29, 1996

                                       F2

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                December 31, 1995

                                     ASSETS

CURRENT ASSETS:
  CASH ...................................................              $    994

FURNITURE AND EQUIPMENT, AT COST
  (NOTES 1 AND 3):
  OFFICE FURNITURE AND EQUIPMENT .........................   $ 23,828
  LESS ACCUMULATED DEPRECIATION ..........................      2,120     21,708
                                                             --------

OTHER ASSETS:
  DEFERRED OFFERING COSTS
   (NOTES 1 AND 3) .......................................   $103,782
  ORGANIZATIONAL COSTS (NOTES 1 AND 3) ...................        531    104,313
                                                             --------   --------

               TOTAL ASSETS ..............................              $127,015
                                                                        ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDERS' EQUITY (NOTES 3, 4, AND 8):
  COMMON STOCK - $.001 PAR, 10,000,000
    SHARES AUTHORIZED; 1,335,000 SHARES
    ISSUED AND OUTSTANDING
    (CONSIDERATION
    RECEIVED MARCH 30 AND
    SEPTEMBER 30, 1995) ..................................   $  1,335
  CAPITAL IN EXCESS OF PAR VALUE .........................    450,367
  DEFICIT ACCUMULATED DURING THE
    DEVELOPMENT STAGE ....................................   (324,687) $ 127,015
                                                             --------  ---------

               TOTAL LIABILITIES
                 AND STOCKHOLDERS' EQUITY ................              $127,015
                                                                        ========

                 See Accompanying Notes And Accountant's Report

                                       F3

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                 STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                  For The Period From Inception (March 6, 1995)
                            Through December 31, 1995

EXPENSES:
        MANAGEMENT EXPENSES                                         $ 318,317
        INTEREST EXPENSE                                                4,250
        DEPRECIATION                                                    2,120
                                                                    ---------

LOSS FROM OPERATIONS AND DEFICIT ACCUMULATED
        DURING THE DEVELOPMENT STAGE                                $(324,687)


PER SHARE (NOTE 1):
        LOSS FROM OPERATIONS DURING
               THE DEVELOPMENT STAGE                                $   (0.24)
                                                                    ==========


                 See Accompanying Notes And Accountant's Report

                                       F4

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                 STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                  For The Period From Inception (March 6, 1995)
                            Through December 31, 1995

                                     COMMON STOCK
                                 ---------------------    CAPITAL
                                  NUMBER                 IN EXCESS
                                    OF          PAR       OF PAR    ACCUMULATED
                                  SHARES       VALUE       VALUE      DEFICIT
                                 ---------   ---------   ---------    ---------
Issuance of 1,000 shares of
 $ .001 par common stock
 in exchange for $ 50,000
 of organizational and
 deferred offering costs
 (Notes 3 and 4) .............       1,000   $       1   $  49,999    $       0

Deficit accumulated
  during the
  development stage ..........           0           0           0     (324,687)

Issuance of 47 shares of
 $ .001 par common stock
 in exchange for a related
 entity account payable,
 note payable, and stock
 subscription as of
 September 30, 1995
 (Notes 3 and 8) .............          47           0     401,702            0

Stock split of 1,333,953
 shares of $ .001 par
 common stock on
 February 29, 1996
 after increase in
 authorized shares
 to 10,000,000
 (Note 8) ....................   1,333,953       1,334      (1,334)           0
                                 ---------   ---------   ---------    ---------

Totals .......................   1,335,000   $   1,335   $ 450,367    $(324,687)
                                 =========   =========   =========    =========

                 See Accompanying Notes And Accountant's Report

                                       F5

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                 STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                  For The Period From Inception (March 6, 1995)
                            Through December 31, 1995


Cash flows from operating activities:
        Loss from operations .................................        $(324,687)
        Adjustments to reconcile loss from
          operations to net cash:
               Depreciation ..................................            2,120
               Increase in paid in capital
                attributable to operations ...................          322,561

        Net cash used by operating activities ................        $      (6)

Cash flows from financing activities:
        Cash advance from stockholder ........................            1,000

Net increase in cash and ending cash balance .................        $     994
                                                                      =========

                 See Accompanying Notes And Accountant's Report

                                       F6

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

LINE OF BUSINESS

               The Company intends to engage in the ownership and charter of ocean-going vessels for the transport of dry cargo freight. The proceeds of the pending public offering will be used primarily to fund the acquisition of an initial fleet of two to three vessels.

FURNITURE AND EQUIPMENT

               Office furniture and equipment are recorded at cost to the Company which was determined by independent appraisal of furniture and equipment previously purchased by a related company. Assets are depreciated on a straight-line basis over their estimated useful lives of 5 to 10 years.

DEFERRED OFFERING COSTS

               These costs are carried as an asset until the closing of the related initial public stock offering. At that time these, and subsequent costs of the offering, will be deducted from the offering proceeds. The composition of these costs as of December 31, 1995 are as follows:

Underwriting costs .........................................            $ 25,000
Legal and accounting fees ..................................              65,146
Filing fees and related expense ............................              13,636
                                                                        --------
                                                                        $103,782
                                                                        ========
AMORTIZATION

               Organizational costs will be amortized over sixty months beginning at the end of development stage activities.
Annual amortization will be $ 106.

                                       F7

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET INCOME PER SHARE

               Net income per share is computed by dividing (a) the net loss from operations by (b) the number of common shares outstanding.

2 - DEVELOPMENT STAGE OPERATIONS

               The Company was incorporated on March 6, 1995. Its activities through December 31, 1995 have consisted primarily of raising capital, obtaining financing for preliminary expenditures, and administrative activities.

3 - CONVERSION OF DEBT TO EQUITY

               ACCOUNT PAYABLE - RELATED ENTITY. As of September 30, 1995, the Company had accumulated an open account payable to a related entity. This payable was converted to equity as described in the last paragraph of Note 3. The composition of the converted account payable is summarized as follows:

Deferred offering costs ......................................          $103,137
Organization costs ...........................................               531
Management fees ..............................................           193,064
Interest on management fees ..................................             3,258
Cash advanced to the company .................................             1,000
                                                                        --------
Balance of advances to date ..................................          $300,990
Less portion allocated to
  stock and capital as of March 30, 1995 .....................            50,000
                                                                        --------
     Total account payable before
       sale of stock and conversion
       of debt described below ...............................          $250,990
                                                                        ========

                                       F8

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995

3 - CONVERSION OF DEBT TO EQUITY (CONTINUED)


               NOTE PAYABLE - RELATED ENTITY. On May 1, 1995, the Company entered into an asset purchase agreement with a related company. It provides for the acquisition of $ 23,828 of furniture and office equipment. The amount bears interest at the rate of ten (10%) percent per annum and is payable upon the completion of the public offering or the expiration of six months, whichever occurs first. The note balance and accrued interest totaled $24,820 as of September 30, 1995.

               On January 15, 1996 and effective as of September 30, 1995, the Company issued 47 (60,000 after stock split) shares of common stock for the following consideration:

Account payable - related entity ...........................            $250,990
Note payable - related entity ..............................              24,820
Stock subscription receivable ..............................             125,892
                                                                        --------
Total consideration ........................................            $401,702
                                                                        ========

The stock subscription receivable was liquidated by the subscriber paying for additional offering costs and by providing management services for the Company during the three months ended December 31, 1995.

4 - STOCKHOLDERS' EQUITY

               On January 1, 1995, a related company transferred and delivered its right and title to certain deferred offering costs, in the total amount of $ 50,000, to a trust, of which the Company's President is the beneficiary. The trustee was directed to invest the corpus of the trust in the purchase of 1,000 shares of common stock of Shipholding International, Inc. and for no other purpose. Upon incorporation and ratification by the board of directors on March 30, 1995, the trust acquired 1,000 (1,275,000 after stock split) shares of the Company's common stock.

                                       F9

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995

4 - STOCKHOLDERS' EQUITY (CONTINUED)

               On January 15, 1996, the Company issued an additional 47 (60,000 after stock split) shares of stock to a related entity in exchange for consideration described in Note 3.

5 - CONTINGENCIES AND COMMITMENTS

               On July 23, 1994, a related company entered into an agreement with a registered broker-dealer to undertake a public offering of securities for the Company. Among other things, the agreement provides for payments in the event the offering does not occur. In the event the underwriter elects not to proceed with the offering, the underwriter is to be reimbursed for its out-of-pocket expenses up to an aggregate of $ 75,000, less amounts previously paid. If the Company elects not to proceed with the offering, the underwriter shall be paid $ 150,000, less amounts previously paid. As of December 31, 1995, $ 25,000 of the deferred offering costs paid by the related company would apply to either of these events. This agreement is to be superseded by a subsequent underwriting agreement described more fully in Note 8.

               On September 13, 1994, the Company's President engaged an attorney to provide certain legal services incident to the public offering of the Company's securities. The engagement provided for the payment of an initial retainer of $ 22,500, a fee of $ 15,000 upon registration, and a fee of $ 50,000 upon closing of the offering. An expense advance of $ 3,000 was provided for at the onset of the engagement. As of December 31, 1995, payments totaling $ 40,500 have been made and are included in the total of deferred offering costs. Upon closing of the offering, the Company will be obligated to pay the remaining fee of $50,000.

                                      F10

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995

5 - CONTINGENCIES AND COMMITMENTS (CONTINUED)

               On May 1, 1995, the Company entered into a management services compensation agreement with a related company. The agreement provides for the payment of $ 365,000 for resources and efforts in the development of the Company's public offering through May 1, 1995. This amount is payable only if the public offering of the Company's shares is successful. Advances are to bear interest at the rate of ten (10%) percent per annum from May 1, 1995. All principal and interest to be paid under this agreement are to be paid from operating revenues and not from the proceeds of any present or future offering or paid in capital. The amount of contingent accrued interest as of December 31, 1995 is $ 24,333.

               On May 1, 1995, the Company entered into a management services agreement with a related company to provide office space and administrative services, as needed and at cost, from May 1, 1995 until such time as the Company's public offering is completed. The agreement may be terminated by either party with five days written notice. Amounts payable under this agreement bear interest at the rate of ten (10%) percent per annum and are to be paid from operating revenues. Amounts payable under this contract through the period ending December 31, 1995, have been converted to consideration in exchange for stock as described in Note 3.

                                       F11

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995

6 - RELATED PARTY TRANSACTIONS

               The related company referred to in the preceding notes to financial statements is a company which is controlled by the Company's President. As indicated in Notes 3, 4, 5, and 8, the related entity has advanced cash, paid expenses, provided management and technical services for the benefit of the Company and converted this debt to equity.

               In addition, the Company is contingently liable, as described in
Note 5, paragraph 3, to the related entity in the amount of $ 389,333 as of December 31, 1995.

7 - NONCASH INVESTING AND FINANCING TRANSACTIONS

               Noncash investing and financing transactions consist of the acquisition of all the assets of the Company in the amount of $ 128,141 and the total cost of management services in the amount of $ 322,561.

8 - SUBSEQUENT EVENTS

               On January 15, 1996, and effective as of September 30, 1995, the Company issued 47 (60,000 after stock split) shares of common stock incident to the sale of stock and conversion of debt described more fully in Note 3.

               On January 15, 1996, the Company issued 51 (65,000 after stock split) shares of common stock to a related entity pursuant to a technical services agreement. In return, the related entity agreed to provide technical market information from January 1, 1996 through the date of the public stock offering.

                                      F12

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995

8 - SUBSEQUENT EVENTS (CONTINUED)

               On February 29, 1996, by amending its articles of incorporation, the Company authorized a 1,275 for one stock split and increased the number of its authorized shares to 10 million. The stock split has been given retroactive treatment in the accompanying financial statements and all amounts disclosed have taken this stock split into consideration.

               During February, 1996, the Company and the underwriter verbally agreed to a draft of a new underwriting agreement. The agreement is to become effective upon closing or the initial offering of stock to the public, whichever occurs first. The major financial tenets of the agreement, excluding the offering itself, are summarized as follows:

        The Company is to pay all expenses incident to the offering.

        At closing, the Company will pay the underwriter 3% of the gross proceeds of the offering, $ 25,000 of which has been paid in advance, for general expenses of the underwriter related to the offering.

        On the effective date, the Company is to retain the underwriter as a management and financial consultant for a one-year period. The fee for these services is $ 150,000 payable in advance on the closing date.

        The underwriter may terminate the agreement before the effective date. Upon such termination, the Company would be liable for the payment of expenses incurred to date by the underwriter, after giving credit for the $ 25,000 paid.

                                      F13

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995

8 - Subsequent Events (continued)

               The Company has granted a 10% discount to the underwriter from the public offering price. In addition, the underwriter has been granted warrants to purchase 100,000 units. Each unit is comprised of one share of common stock and two common stock purchase warrants.

                                      F14

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Shipholding International, Inc.

        We have compiled the accompanying balance sheet of Shipholding International, Inc. as of June 30, 1996, and the related statements of operations and accumulated deficit, stockholders' equity, and cash flows for the period then ended and for the period from March 6, 1995 (inception), to June 30, 1996, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

        A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

                                            Jack Sisk & Co.

Houston, Texas
August 7, 1996

                                      F15

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                  June 30, 1996

                                            ASSETS
Current assets:
  Cash ..............................................    $     956
  Prepaid expenses (Note 4) .........................      145,166
                                                         ---------
               Total current assets .................                  $ 146,122

Furniture and equipment, at cost (Notes 1 and 3):
  Office furniture and equipment ....................    $  23,828
  Less accumulated depreciation .....................        3,710        20,118
                                                         ---------

Other assets:
  Deferred offering costs
   (Notes 1 and 3) ..................................    $ 142,008
  Organizational costs (Notes 1 and 3) ..............          531       142,539
                                                         ---------     ---------

               Total assets .........................                  $ 308,779
                                                                       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable - related party
   (Notes 5 and 6) ..................................    $ 273,067
  Accrued interest (Note 5) .........................        5,882
                                                         ---------
               Total current liabilities ............                  $ 278,949

Contingencies and Commitments (Note 5)

Stockholders' equity (Notes 3 and 4):
  Common stock - $.001 par, 10,000,000
    shares authorized; 1,400,000 shares
    issued and outstanding ..........................    $   1,400
  Capital in excess of par value ....................      885,802
  Deficit accumulated during the
    development stage ...............................     (857,372)       29,830
                                                         ---------     ---------

               Total liabilities
                 and stockholders' equity ...........                  $ 308,779
                                                                       =========

                 See accompanying notes and accountant's report

                                      F16

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                 STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                   For the Six Months Ending June 30, 1996 and
                  For the Period from Inception (March 6, 1995)
                              Through June 30, 1996

                                                         Year         Inception
                                                        To Date        To Date
                                                       ---------      ---------
Expenses:
        Management expenses ......................     $ 525,213      $ 843,530
        Interest expense .........................         5,882         10,132
        Depreciation .............................         1,590          3,710

Loss from operations and deficit
        accumulated during the development
        stage ....................................     $(532,685)     $(857,372)
                                                       =========      =========
Per share (Note 1):
        Loss from operations during
               the development stage .............     $   (0.38)     $   (0.61)
                                                       =========      =========

                 See accompanying notes and accountant's report

                                       F17

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                  For the Period from Inception (March 6, 1995)
                              Through June 30, 1996

                                     COMMON STOCK
                                 ---------------------   Capital
                                  Number                In Excess
                                    of          Par       Of Par     Accumulated
                                  SHARES       VALUE       VALUE       DEFICIT
                                 ---------   ---------   ---------    ---------
Issuance of 1,000
  shares of $ .001
  par common stock
  (Notes 3 and 4) ............       1,000   $       1   $  49,999    $       0

Issuance of 47
  shares of $ .001
  par common stock
  (Notes 3 and 4) ............          47           0     401,702            0

Stock split (Note 4) .........   1,333,953       1,334      (1,334)           0

Deficit for the
  period ending
  December 31, 1995 ..........           0           0           0     (324,687)
                                 ---------   ---------   ---------    ---------

  Balance at
    December 31, 1995 ........   1,335,000   $   1,335   $ 450,367    $(324,687)

Issuance of 65,000
  shares of $ .001
  par common stock
  (Note 4) ...................      65,000          65     435,435            0

Deficit for the
  period ending
  June 30, 1996 ..............           0           0           0     (532,685)
                                 ---------   ---------   ---------    ---------

  Balance at
    June 30, 1996 ............   1,400,000   $   1,400   $ 885,802    $(857,372)
                                 =========   =========   =========    =========

                 See accompanying notes and accountant's report

                                      F18

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
                   For the Six Months Ending June 30, 1996 and
                  For the Period from Inception (March 6, 1995)
                              Through June 30, 1996

                                                         Year         Inception
                                                        To Date        To Date
                                                       ---------      ---------
Cash flows from operating activities:
        Loss from operations .....................     $(532,685)     $(857,372)
        Adjustments to reconcile loss from
          operations to net cash:
               Depreciation ......................         1,590          3,710
               Increase in accounts payable ......       273,067        273,067
               Increase in accrued interest ......         5,882          5,882
               Increase in paid in capital
                 attributable to operations ......       252,108        574,669

        Net cash used by operating
          activities .............................     $     (38)     $     (44)

Cash flows from financing activities:
        Cash advance from stockholder ............          --            1,000

Net increase (decrease) in cash ..................     $     (38)     $     956

Beginning cash balance ...........................           994              0
                                                       ---------      ---------

Ending cash balance ..............................     $     956      $     956
                                                       =========      =========
                 See accompanying notes and accountant's report

                                      F19

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1996

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

LINE OF BUSINESS

               The Company intends to engage in the ownership and charter of ocean-going vessels for the transport of dry cargo freight. The proceeds of the pending public offering will be used primarily to fund the acquisition of an initial fleet of two to four vessels.

FURNITURE AND EQUIPMENT

               Office furniture and equipment are recorded at cost to the Company which was determined by independent appraisal of furniture and equipment previously purchased by a related company. Assets are depreciated on a straight-line basis over their estimated useful lives of 5 to 10 years.

DEFERRED OFFERING COSTS

               These costs are carried as an asset until the closing of the related initial public stock offering. At that time these, and subsequent costs of the offering, will be deducted from the offering proceeds. The composition of these costs as of June 30, 1996 is as follows:

Underwriting costs ..........................................           $ 25,000
Legal and accounting fees ...................................             94,125
Filing fees and related expense .............................             22,883
                                                                        --------
     Total deferred offering costs ..........................           $142,008
                                                                        ========

AMORTIZATION

               Organizational costs will be amortized over sixty months beginning at the end of development stage activities. Annual amortization will be $ 106.

                                      F20

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1996

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET INCOME PER SHARE

               Net income per share is computed by dividing (a) the net loss from operations by (b) the number of common shares outstanding.

2 - DEVELOPMENT STAGE OPERATIONS

               The Company was incorporated on March 6, 1995. Its activities through June 30, 1996 have consisted primarily of raising capital, obtaining financing for preliminary expenditures, and administrative activities.

3 - CONVERSION OF DEBT TO EQUITY

               ACCOUNT PAYABLE - RELATED ENTITY. As of September 30, 1995, the Company had accumulated an open account payable to a related entity. This payable was converted to equity as described in the last paragraph of Note 3. The composition of the converted account payable is summarized as follows:

Deferred offering costs .....................................           $103,137
Organization costs ..........................................                531
Management fees .............................................            193,064
Interest on management fees .................................              3,258
Cash advanced to the company ................................              1,000
                                                                        --------
Balance of advances to date .................................           $300,990
Less portion allocated to stock and
  capital as of March 30, 1995 ..............................             50,000
                                                                        --------
     Total account payable before
       sale of stock and conversion
       of debt described below ..............................           $250,990
                                                                        ========

                                      F21

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1996

3 - CONVERSION OF DEBT TO EQUITY (CONTINUED)

               NOTE PAYABLE - RELATED ENTITY. On May 1, 1995, the Company entered into an asset purchase agreement with a related company. It provides for the acquisition of $ 23,828 of furniture and office equipment. The amount bears interest at the rate of ten (10%) percent per annum and is payable upon the completion of the public offering or the expiration of six months, whichever occurs first. The note balance and accrued interest totaled $24,820 as of September 30, 1995. This note, together with interest, was converted to equity as described in the last paragraph of Note 3.

               On January 15, 1996 and effective as of September 30, 1995, the Company issued 47 (60,000 after subsequent stock split) shares of common stock for the following consideration:

Account payable - related entity ...........................            $250,990
Note payable - related entity ..............................              24,820
Stock subscription receivable ..............................             125,892
                                                                        --------
     Total consideration ...................................            $401,702
                                                                        ========

The stock subscription receivable was liquidated by the subscriber paying for additional offering costs and by providing management services for the Company during the three months ended December 31, 1995.

4 - STOCKHOLDERS' EQUITY

               On January 1, 1995, a related company transferred and delivered its right and title to certain deferred offering costs, in the total amount of $ 50,000, to a trust, of which the Company's President is the beneficiary. The trustee was directed to invest the corpus of the trust in the purchase of 1,000 shares of common stock of Shipholding International, Inc. and for no other purpose. Upon incorporation and ratification by the board of directors on March 30, 1995, the trust acquired 1,000 (1,275,000 after stock split) shares of the Company's common stock.

                                      F22

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1996

4 - STOCKHOLDERS' EQUITY (CONTINUED)

               On January 15, 1996, and effective as of September 30, 1995, the Company issued 47 (60,000 after subsequent stock split) shares of common stock incident to the sale of stock and conversion of debt described more fully in
Note 3. The total consideration received was $ 401,702.

               On January 15, 1996, the Company issued 51 (65,000 after subsequent stock split) shares of common stock to a related entity pursuant to a technical services agreement. In return, the related entity agreed to provide technical market information from January 1, 1996 through the date of the public stock offering. The valuation of the shares issued was based on the value per share of the debt conversion in the preceding paragraph. Total consideration for the stock was calculated to be $ 435,500. The unamortized prepaid technical services at June 30, 1996 totalled $ 145,166.

               On February 29, 1996, by amending its articles of incorporation, the Company authorized a 1,275 for one stock split and increased the number of its authorized shares to 10 million.

5 - CONTINGENCIES AND COMMITMENTS

               On September 13, 1994, the Company's President engaged an attorney to provide certain legal services incident to the public offering of the Company's securities. The engagement provided for the payment of an initial retainer of $ 22,500, a fee of $ 15,000 upon registration, and a fee of $ 50,000 upon closing of the offering. As of June 30, 1996, payments totaling $ 37,500 have been made in accordance with this agreement and that amount is included in the total of deferred offering costs.

                                      F23

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1996

5 - CONTINGENCIES AND COMMITMENTS (CONTINUED)

               On May 1, 1995, the Company entered into a management services compensation agreement with a related company. The agreement provides for the payment of $ 365,000 for resources and efforts in the development of the Company's public offering through May 1, 1995. This amount is payable only if the public offering of the Company's shares is successful. Advances are to bear interest at the rate of ten (10%) percent per annum from May 1, 1995. All principal and interest to be paid under this agreement are to be paid from operating revenues and not from the proceeds of any present or future offering or paid in capital. The amount of contingent accrued interest as of June 30, 1996 is $ 42,583.

               On May 1, 1995, the Company entered into a management services agreement with a related company to provide office space and administrative services, as needed and at cost, from May 1, 1995 until such time as the Company's public offering is completed. The agreement may be terminated by either party with five days written notice. Amounts payable under this agreement bear interest at the rate of ten (10%) percent per annum and are to be paid from operating revenues. Amounts payable under this contract through the period ending December 31, 1995, have been converted to consideration in exchange for stock as described in Note 3. Amounts payable under this contract for the six months ending June 30, 1996 include $ 234,841 in accounts payable and $ 4,958 in accrued interest.

               On June 24, 1996, the Company entered into an agreement with a related company to repay additional deferred offering costs and related expenses paid on its behalf. Amounts payable under this agreement bear interest at the rate of ten (10%) percent per annum and are to be paid upon the consummation of the offering. Amounts payable under this contract for the six months ending June 30, 1996 include $ 38,226 in accounts payable and $ 924 in accrued interest.

                                      F24

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1996

5 - CONTINGENCIES AND COMMITMENTS (CONTINUED)

               On June 24, 1996, the Company and the underwriter executed an amended letter of intent which superseded all previous agreements between the Company, the underwriter, and a related company regarding the public offering of securities for the Company. The major financial tenets of the agreement, excluding the offering itself, are summarized as follows:

        At closing, the Company will pay the underwriter 3% of the gross proceeds of the offering, $ 25,000 of which has been paid in advance, for general expenses of the underwriter related to the offering. On the effective date, the Company is to retain the underwriter as a management and financial consultant for a one-year period. The fee for these services is $ 150,000 payable in advance on the closing date.

        Each party releases the other, and the party related to the Company, from all claims of any prior agreements, whether written or oral.

        In the event that the offering is not completed, the Company shall reimburse the underwriter's expenses on an accountable basis.

6 - RELATED PARTY TRANSACTIONS

               The related company referred to in the preceding notes to financial statements is a company which is controlled by the Company's President. As indicated in Notes 3, 4, and 5, the related entity has advanced cash, paid expenses, provided management and technical services for the benefit of the Company and converted most of the debt related to these transactions to equity.

               In addition, the Company is contingently liable, as described in
Note 5, paragraph 2, to the related entity in the amount of $ 407,583 as of June 30, 1996.

                                      F25

                         SHIPHOLDING INTERNATIONAL, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1996

7 - NONCASH INVESTING AND FINANCING TRANSACTIONS

               Noncash investing and financing transactions from date of inception to June 30, 1996 are summarized as follows:

Acquisition of furniture and fixtures .........................         $ 23,828
Payment of deferred offering costs through
  December 31, 1995 ...........................................          103,782
Payment of organization costs .................................              531
Management services provided for the period
  May 1, 1995 through December 31, 1995 .......................          322,561
Technical services to be provided from
  January 1, 1996 through the date of the
public stock offering .........................................          435,500
                                                                        --------
Total noncash acquisitions
  and transactions ............................................         $886,202
                                                                        ========
Total value of common stock issued ............................         $  1,400
Total capital in excess of par value ..........................          885,802
                                                                        --------
                                                                        $887,202
Less cash received ............................................            1,000
                                                                        --------
Net financing of noncash transactions .........................         $886,202
                                                                        ========

                                      F26


                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a) Exhibits:

      The following exhibits are filed as a part of this Amendment No. 2 to Registration Statement:

Exhibit Number          Description
- --------------          -----------
 1.1                    Revised Form of Underwriting Agreement

 1.2                    Revised Form of Agreement Among Underwriters

 1.3                    Revised Form of Selected Dealer Agreement

 1.7                    Form of Escrow Agreement with Continental Stock Transfer
                        & Trust Company

                                      II-1

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 16th day September, 1996.

                                    SHIPHOLDING INTERNATIONAL, INC.

                                    By:    David E. Harrington, Jr.
                                                 Chairman and
                                          Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signatures                   Title                         Date
     ----------                   -----                         ----
David E. Harrington, Jr.      Chairman of the Board        September 16, 1996
                              of Directors and Chief
                              Executive Officer



David R. Wheeler              Chief Financial Officer,     September 16, 1996
                              Secretary and Director

                                      II-2

         CONSENT AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Shipholding International, Inc.

     We hereby consent to the use in this Registration Statement of Shipholding International, Inc. on Form S-1 of our reports dated February 29 and August 7, 1996, relating to the financial statements of Shipholding International, Inc. and to the reference to our firm under the capiton "EXPERTS" in the Prospectus.

                                                         /s/ JACK SISK
                                                         Jack Sisk & Co.

Houston, Texas
August 7, 1996

                                      II-3